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                                                                     EXHIBIT 2.2










                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              MUTUAL SAVINGS BANK,

                                    OV CORP.

                                       AND

                          FIRST NORTHERN CAPITAL CORP.



                          DATED AS OF FEBRUARY 21, 2000















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                                TABLE OF CONTENTS

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RECITALS                                                                       1

ARTICLE I
         DEFINITIONS                                                           1
                  1.1      Acquisition                                         2
                  1.2      Acquisition Proposal                                2
                  1.3      Affiliate                                           2
                  1.4      Affiliate Letter                                    3
                  1.5      Agreement                                           3
                  1.6      Announcement                                        3
                  1.7      Bank                                                3
                  1.8      Buildings                                           3
                  1.9      CERCLA                                              3
                  1.10     Closing                                             3
                  1.11     Closing Date                                        3
                  1.12     Code                                                3
                  1.13     Confidentiality Agreement                           3
                  1.14     Contracts                                           3
                  1.15     Control                                             3
                  1.16     Disclosure Schedules                                4
                  1.17     Employee Benefit Plans                              4
                  1.18     Environmental Claim                                 4
                  1.19     Environmental Laws                                  4
                  1.20     Environmental Permits                               4
                  1.21     Equipment                                           4
                  1.22     ERISA                                               5
                  1.23     Exchange Act                                        5
                  1.24     FDIC                                                5
                  1.25     FHLB of Chicago                                     5
                  1.26     First Northern                                      5
                  1.27     First Northern Closing Certificate                  5
                  1.28     First Northern Common Stock                         5
                  1.29     First Northern Counsel Opinion                      5
                  1.30     First Northern Disclosure Schedule                  5
                  1.31     First Northern Executives                           5
                  1.32     First Northern Existing Contracts                   5
                  1.33     First Northern Existing Employment Agreements       5
                  1.34     First Northern Existing Indebtedness                6
                  1.35     First Northern Existing Liens                       6

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                  1.36     First Northern Existing Litigation                  6
                  1.37     First Northern Existing Plans                       6
                  1.38     First Northern Meeting                              6
                  1.39     First Northern Real Estate                          6
                  1.40     First Northern Replacement Employment Agreement     6
                  1.41     First Northern Shareholders                         6
                  1.42     First Northern Stock Option Plans                   7
                  1.43     First Northern Stock Options                        7
                  1.44     First Northern Subsidiaries                         7
                  1.45     Fraction Payment                                    7
                  1.46     Hazardous Materials                                 7
                  1.47     HOLA                                                7
                  1.48     Indebtedness                                        7
                  1.49     Investment Securities                               7
                  1.50     IRS                                                 7
                  1.51     Knowledge                                           7
                  1.52     Law                                                 8
                  1.53     Lien                                                8
                  1.54     Material Adverse Effect                             8
                  1.55     Material Contract                                   8
                  1.56     Merger                                              9
                  1.57     Merger Corp                                         9
                  1.58     Mutual                                              9
                  1.59     Mutual Closing Certificate                          9
                  1.60     Mutual Counsel Opinion                              9
                  1.61     Mutual Disclosure Schedule                          9
                  1.62     Mutual Existing Contracts                           9
                  1.63     Mutual Existing Litigation                          9
                  1.64     Mutual Real Estate                                  9
                  1.65     NASDAQ/NMS                                         10
                  1.66     OTS                                                10
                  1.67     Permits                                            10
                  1.68     Permitted Liens                                    10
                  1.69     Person                                             10
                  1.70     Proxy Statement                                    10
                  1.71     Registration Statement                             10
                  1.72     Regulatory Approvals                               10
                  1.73     Release                                            10
                  1.74     SAIF                                               10
                  1.75     SEC                                                10
                  1.76     Securities Act                                     10
                  1.77     Section 180.0622(2)(b)                             11

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                  1.78     Stock Option Agreement                             11
                  1.79     Subsidiary                                         11
                  1.80     Survivor                                           11
                  1.81     Survivor Common Stock                              11
                  1.82     WBCL                                               11
                  1.83     Wisconsin Agency                                   11
                  1.84     Year 2000 Compliant                                11
                  1.85     Other Defined Terms                                12

ARTICLE II
         THE MERGER                                                           13
                  2.1      The Merger                                         13
                  2.2      Effect of the Merger                               13
                  2.3      Effective Time                                     13
                  2.4      Articles and Bylaws of Survivor                    14
                  2.5      Charter and Bylaws of the Bank; Offices of         14
                           the Bank
                  2.6      Directors and Officers of Survivor                 14
                  2.7      Capital Stock of Merger Corp.                      14
                  2.8      Conversion of First Northern Common Stock          15
                  2.9      Exchange of First Northern Certificates            19
                  2.10     Reorganization                                     22
                  2.11     No Dissenting Shares                               23
                  2.12     Meeting of First Northern Shareholders             23
                  2.13     Liquidation Account and Sub-Accounts               23
                  2.14     Restructuring                                      24
                  2.15     Anti-Dilution Provisions                           25
                  2.16     Alternative Structure                              25

ARTICLE III
         OTHER AGREEMENTS                                                     25
                  3.1      Confidentiality; Access                            25
                  3.2      Disclosure Schedules                               26
                  3.3      Duties Concerning Representations                  27
                  3.4      Deliveries of Information; Consultation            27
                  3.5      Directors' and Officers' Indemnification           28
                           and Insurance
                  3.6      Letters of Accountants                             29
                  3.7      Legal Conditions to Merger                         29
                  3.8      Stock Listings                                     30
                  3.9      Announcements                                      30
                  3.10     Best Efforts                                       30
                  3.11     Employee And Managerial Matters                    30
                  3.12     Employee Benefit Matters                           31

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                  3.13     Conformance to Reserve Policies                    32
                  3.14     Conduct of Mutual's Business and Authorization,
                           Reservation and Listing of Common Stock            32
                  3.15     Affiliates                                         33


ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF FIRST NORTHERN                     33
                  4.1      Organization and Qualification; Subsidiaries       33
                  4.2      Articles of Incorporation and Bylaws               34
                  4.3      Capitalization                                     34
                  4.4      Authorization:  Enforceability                     35
                  4.5      No Violation or Conflict                           35
                  4.6      Title to Assets; Leases                            35
                  4.7      Litigation                                         36
                  4.8      Securities and Banking Reports; Books and Records  36
                  4.9      Absence of Certain Changes                         37
                  4.10     Buildings and Equipment                            38
                  4.11     First Northern Existing Contracts                  38
                  4.12     Investment Securities                              38
                  4.13     Contingent and Undisclosed Liabilities             38
                  4.14     Insurance Policies                                 38
                  4.15     Employee Benefit Plans                             39
                  4.16     No Violation of Law                                40
                  4.17     Brokers                                            40
                  4.18     Taxes                                              41
                  4.19     Real Estate                                        41
                  4.20     Governmental Approvals                             42
                  4.21     No Pending Acquisitions                            42
                  4.22     Labor Matters                                      42
                  4.23     Indebtedness                                       43
                  4.24     Permits                                            43
                  4.25     Disclosure                                         43
                  4.26     Information Supplied                               43
                  4.27     Vote Required                                      44
                  4.28     Opinion of Financial Advisor                       44
                  4.29     Environmental Protection                           44
                  4.30     Year 2000 Compliant                                45

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF MUTUAL AND MERGER CORP.
                                                                              45
                  5.1      Organization and Capitalization; Business          45


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                  5.2      Authorization; Enforceability                      46
                  5.3      No Violation or Conflict                           46
                  5.4      Litigation                                         46
                  5.5      Brokers                                            47
                  5.6      Governmental Approvals                             47
                  5.7      Disclosure                                         47
                  5.8      Information Supplied                               47
                  5.9      Opinion of Financial Advisor                       47
                  5.10     Cash Payment                                       47
                  5.11     Compliance with Laws                               48
                  5.12     Consummation                                       48
                  5.13     Banking Reports; Books and Records                 48
                  5.14     Absence of Certain Changes                         48
                  5.15     Mutual Existing Contracts                          49
                  5.16     Contingent and Undisclosed Liabilities             49
                  5.17     Taxes                                              49
                  5.18     Real Estate                                        50
                  5.19     No Pending Acquisitions                            50
                  5.20     Environmental Protection                           51
                  5.21     Year 2000 Compliant                                51

ARTICLE VI
         CONDUCT OF BUSINESS BY FIRST NORTHERN PENDING THE MERGER             52
                  6.1      Carry on in Regular Course                         52
                  6.2      Use of Assets                                      52
                  6.3      No Default                                         52
                  6.4      Insurance Policies                                 52
                  6.5      Employment Matters                                 52
                  6.6      Contracts and Commitments                          52
                  6.7      Indebtedness; Investments                          53
                  6.8      Preservation of Relationships                      53
                  6.9      Compliance with Laws                               53
                  6.10     Taxes                                              53
                  6.11     Amendments                                         53
                  6.12     Issuance of Stock; Dividends; Redemptions          53
                  6.13     Policy Changes                                     53
                  6.14     Acquisition Transactions                           53

ARTICLE VII
         CONDITIONS PRECEDENT TO THE MERGER                                   54
                  7.1      Conditions to Each Parties Obligations to          54
                           Effect the Merger                                  55
                  7.2      Conditions to Obligation of Mutual

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                  7.3      Conditions to Obligation of First Northern         57

ARTICLE VIII
         TERMINATION; MISCELLANEOUS                                           59
                  8.1      Termination                                        59
                  8.2      Rights on Termination; Waiver                      59
                  8.3      Survival of Representations, Warranties and
                           Covenants                                          60
                  8.4      Entire Agreement; Amendment                        60
                  8.5      Expenses                                           60
                  8.6      Governing Law                                      61
                  8.7      Assignment                                         61
                  8.8      Notices                                            61
                  8.9      Counterparts; Headings                             62
                  8.10     Interpretation                                     62
                  8.11     Severability                                       62
                  8.12     Specific Performance                               62
                  8.13     No Reliance                                        62
                  8.14     Further Assurances                                 62

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

EXHIBITS

         Exhibit 1          -       Form of Affiliate's Letters
         Exhibit 2          -       Form of First Northern Closing Certificate
         Exhibit 3          -       Form of First Northern Counsel Opinion
         Exhibit 4          -       Form of First Northern Replacement Employment Agreement
         Exhibit 5          -       Form of Mutual Closing Certificate
         Exhibit 6          -       Form of Mutual Counsel Opinion

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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made as of this 21st day of February,
2000 by and among MUTUAL SAVINGS BANK, OV CORP. and FIRST NORTHERN CAPITAL CORP.


                                    RECITALS

         WHEREAS, the respective Boards of Directors of Mutual, Merger Corp. and
First Northern have approved this Agreement by the requisite vote imposed by Law, and deem it advisable and in the best interest of their respective institutions and members or stockholders, as the case may be, to consummate the reorganization provided for herein, pursuant to which First Northern will merge with and into Merger Corp., the surviving institution, and in connection therewith the stockholders of First Northern will receive Survivor Common Stock and/or cash in exchange for their shares of First Northern Common Stock;

         WHEREAS, concurrently with this Agreement and as a condition and an inducement to the willingness of Mutual to enter into this Agreement, First
Northern and Mutual are entering into a Stock Option Agreement granting Mutual, under the conditions set forth therein, the option to purchase shares of newly-issued First Northern Common Stock;

         WHEREAS, the Board of Directors of First Northern has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the First Northern Meeting;

         WHEREAS, the Merger will be conducted in connection with the Restructuring; and

         WHEREAS, the transactions provided herein are subject to various regulatory approvals and other conditions specified herein;

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                    ARTICLE I
                                   DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:



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     1.1  Acquisition. "Acquisition" shall mean any of the following involving First Northern or the Bank on the one hand, or Mutual on the other hand, other than the Merger or the Restructuring:

          (a) any merger, consolidation, share exchange, business combination or other similar transaction;

          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of related transactions, excluding from this calculation any such transactions undertaken in the ordinary course of business and consistent with past practice;

          (c) any sale of 10% or more of the outstanding shares of capital stock
(or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire capital stock);

          (d) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith;

          (e) In the case of First Northern, any solicitation of proxies in opposition to approval by its shareholders of the Merger or the Stock Option
Agreement;

          (f) The filing of an acquisition application (or the giving of acquisition notice), whether in draft or final form, under HOLA with respect to it;

          (g) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or

          (h) any public announcement of a proposal, plan or intention to do any of the foregoing.

     1.2 Acquisition Proposal. "Acquisition Proposal" shall mean the making of any proposal by any Person concerning an Acquisition.

     1.3 Affiliate. "Affiliate" shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first
Person.


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     1.4 Affiliate Letter. "Affiliate Letter" shall mean a letter from each
Affiliate of First Northern substantially in the form of Exhibit 1 attached to this Agreement.

     1.5 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure
Schedules, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     1.6 Announcement. "Announcement" shall mean any public notice, release, statement or other communication to employees, suppliers, customers, members, stockholders, the general public, the press or any securities exchange or quotation system relating to the negotiation and preparation of this Agreement or the transactions contemplated hereby.

     1.7 Bank. "Bank" shall mean First Northern Savings Bank, S.A., a
Wisconsin-chartered savings and loan association which is a wholly-owned subsidiary of First Northern.

     1.8 Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements (including without limitation stand-alone automated teller machines or similar devices) used by a Person or an Affiliate and located on the Person's Real Estate.

     1.9 CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as the same may be in effect from time to time.

     1.10 Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411
East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

     1.11 Closing Date. "Closing Date" shall mean the date of the Effective Time or such other date as the parties may mutually agree to in writing.

     1.12 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

     1.13 Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement regarding confidentiality and related issues between Mutual and First Northern dated January 11, 2000.

     1.14 Contracts. "Contracts" shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which the relevant
Person is a party or by which it is bound.

     1.15 Control. "Control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and


                                       -3-

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policies of such Person, whether through the ownership of voting securities or by contract or otherwise. "Control," as used with respect to securities or other property, shall mean the power to exercise or direct the exercise of any voting rights associated therewith, or the power to dispose or direct the disposition thereof, or both.

     1.16 Disclosure Schedules. "Disclosure Schedules" shall mean the First
Northern Disclosure Schedule and the Mutual Disclosure Schedule.

     1.17 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the relevant Person.

     1.18 Environmental Claim. "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by a Person or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

     1.19 Environmental Laws. "Environmental Laws" shall mean all federal, state, local or foreign statute, Law, rule, ordinance, code, policy, guideline, rule of common law and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     1.20 Environmental Permits. "Environmental Permits" shall mean environmental, health and safety permits and governmental authorizations necessary for their operations of a Person under Environmental Laws.

     1.21 Equipment. "Equipment" shall mean all equipment, boilers, furniture, fixtures, motor vehicles, furnishings, office equipment, computers and other items of tangible personal


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property owned by the relevant Person which are either presently used, or are used on the Closing Date, by the relevant Person in the conduct of its business.

          1.22 ERISA. "ERISA" shall mean the Employee Retirement Income Security
     Act of 1974, as the same may be in effect from time to time.

          1.23 Exchange Act. "Exchange Act" shall mean the Securities Exchange
     Act of 1934, as the same may be in effect from time to time.

          1.24 FDIC. "FDIC" shall mean the Federal Deposit Insurance
     Corporation.

          1.25 FHLB of Chicago. "FHLB of Chicago" shall mean the Federal Home
     Loan Bank of Chicago, Illinois.

          1.26 First Northern. "First Northern" shall mean First Northern
     Capital Corp., a Wisconsin corporation which is registered as a unitary savings and loan holding company under HOLA and the rules and regulations of the OTS promulgated thereunder.

          1.27 First Northern Closing Certificate. "First Northern Closing
     Certificate" shall mean the Closing Certificate of First Northern in substantially the form of Exhibit 2 attached to this Agreement.

          1.28 First Northern Common Stock. "First Northern Common Stock" shall mean all of the authorized shares of common stock, $1.00 par value per share, of First Northern.

          1.29 First Northern Counsel Opinion. "First Northern Counsel Opinion" shall mean an opinion of Schiff Hardin & Waite in substantially the form of
     Exhibit 3 attached to this Agreement.

          1.30 First Northern Disclosure Schedule. "First Northern Disclosure
     Schedule" shall mean the disclosure schedule, dated the date of this Agreement, delivered by First Northern to Mutual contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing
     Date in accordance with the terms of this Agreement.

          1.31 First Northern Executives. "First Northern Executives" shall mean the individuals who serve as executive officers of First Northern or the Bank.

          1.32 First Northern Existing Contracts. "First Northern Existing
     Contracts" shall mean those Contracts which are listed pursuant to Section
     4.11 of this Agreement on the First Northern Disclosure Schedule.

          1.33 First Northern Existing Employment Agreements. "First Northern
     Existing Employment Agreements" shall mean the employment agreements by and between the Bank or


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First Northern and any of the First Northern Executives, identified on the First
Northern Disclosure Schedule.

          1.34 First Northern Existing Indebtedness. "First Northern Existing
     Indebtedness" shall mean all Indebtedness of First Northern and the First
     Northern Subsidiaries, all of which is listed on the First Northern
     Disclosure Schedule.

          1.35 First Northern Existing Liens. "First Northern Existing Liens" shall mean all Liens affecting any of the assets and properties of First
     Northern or any First Northern Subsidiary except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, all of which are listed and briefly described on the First Northern Disclosure Schedule.

          1.36 First Northern Existing Litigation. "First Northern Existing
     Litigation" shall mean all pending or, to the Knowledge of First Northern, threatened claims, suits, audit inquiries, charges, workers compensation claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against First Northern or any First
     Northern Subsidiary, or affecting any assets or the business of First
     Northern or any First Northern Subsidiary, all of which are listed and briefly described on the First Northern Disclosure Schedule.

          1.37 First Northern Existing Plans. "First Northern Existing Plans" shall mean all Employee Benefit Plans of First Northern and the First
     Northern Subsidiaries and any Employee Benefit Plans of such entities that have been terminated since January 1, 1997, all of which are listed on the First Northern Disclosure Schedule.

          1.38 First Northern Meeting. "First Northern Meeting" shall mean the special or annual meeting of the First Northern Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be necessary or desirable.

          1.39 First Northern Real Estate. "First Northern Real Estate" shall mean the parcels of real property identified in the legal descriptions set forth in the First Northern Disclosure Schedule.

          1.40 First Northern Replacement Employment Agreement. "First Northern
     Replacement Employment Agreement" shall mean an employment agreement in substantially the form of Exhibit 4 attached to this Agreement, to be entered into at the Closing and to be effective as of the Effective Time, by and between the Bank and any one or more of the First Northern
     Executives, all as provided in Section 3.11 of this Agreement.

          1.41 First Northern Shareholders. "First Northern Shareholders" shall mean all Persons owning shares of First Northern Common Stock on the relevant date of inquiry.


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          1.42 First Northern Stock Option Plans. "First Northern Stock Option
     Plans" shall mean the First Northern Capital Corp. 1999 Stock Plan, and the
     following plans of the Bank, as assumed by First Northern: 1984 Stock
     Option Plan, 1989 Executive Stock Option Plan, 1989 Directors' Stock Option
     Plan, 1994 Executive Stock Plan, and 1994 Directors' Stock Option Plan.

          1.43 First Northern Stock Options. "First Northern Stock Options" shall mean all options to purchase shares of First Northern Common Stock granted pursuant to the First Northern Stock Option Plans which are outstanding as of the relevant time of inquiry, whether or not such options are exercisable prior to the Effective Time.

          1.44 First Northern Subsidiaries. "First Northern Subsidiaries" shall mean those Subsidiaries of First Northern listed on the First Northern
     Disclosure Schedule pursuant to Section 4.1(c) of this Agreement.

          1.45 Fraction Payment. "Fraction Payment" shall mean any cash paid for fractional share interests paid pursuant to Section 2.9(e) of this Agreement.

          1.46 Hazardous Materials. "Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes, restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

          1.47 HOLA. "HOLA" shall mean the Home Owners' Loan Act of 1933, as the same may be in effect from time to time, including the rules and regulations of the OTS promulgated thereunder.

          1.48 Indebtedness. "Indebtedness" shall mean all liabilities or obligations (except deposit accounts) of the relevant Person, whether primary or secondary, absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the relevant Person.

          1.49 Investment Securities. "Investment Securities" shall mean all investment securities of the relevant Person permitted to be held by the relevant Person under Law.

          1.50 IRS. "IRS" shall mean the United States Internal Revenue Service.

          1.51 Knowledge. "Knowledge" of a Person shall mean, for purposes of this Agreement, when any fact or matter is stated to be "to the Knowledge" of that Person or words of


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similar import, the actual knowledge of the existence or nonexistence of such fact or matter by the executive officers and the Person and its Subsidiaries.

         1.52 Law. "Law" shall mean any federal, state, local or other law, rule, regulation, policy or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies or other Persons.

         1.53 Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

         1.54 Material Adverse Effect. "Material Adverse Effect" shall mean any change or effect that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition
(financial or otherwise), assets, liabilities (including contingent liabilities) or prospects of the relevant Person and its Subsidiaries, taken as a whole.


         1.55 Material Contract. "Material Contract" shall mean any Contract of a Person or any of its subsidiaries which constitutes:

               (a) a lease of, or agreement to purchase or sell, any capital assets involving in excess of $50,000 as to any asset or $100,000 in the aggregate;
               (b) any management, consulting, employment, personal service, severance, agency or other contract or contracts providing for employment or rendition of services and which: (i) are in writing, or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;
               (c) any agreements or notes evidencing any Indebtedness;
               (d) a power of attorney (whether revocable or irrevocable) given to any other person by the Person that is in force;
               (e) an agreement by the Person not to compete in any business or in any geographical area;
               (f) an agreement restricting the Person's right to use or disclose any information in its possession;
               (g) a partnership, joint venture or similar arrangement;
               (h) a license involving payments in excess of $1,000;
               (i)an agreement or arrangement with any Affiliate which is not a Subsidiary;
               (j) an agreement for data processing services;
               (k) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or other regulatory order or decree with or by the SEC, OTS, FDIC, Wisconsin Agency or any other regulatory authority; or


                                       8

               (l) any other agreement or set of related agreements or series of agreements which: (i) involve an amount in excess of $50,000 on an annual basis or $100,000 in the aggregate; or (ii) is not in the ordinary course of business of the Person or any Subsidiary of the Person.

       1.56 Merger. "Merger" shall mean the merger of First Northern with and into Merger Corp. pursuant to this Agreement.

       1.57 Merger Corp. "Merger Corp." shall mean OV Corp., a Wisconsin corporation organized as a wholly-owned subsidiary of Mutual for the purpose of effecting the transactions contemplated by this Agreement. (Merger Corp. is the same corporate entity as Survivor, but the term "Merger Corp." is intended to be used primarily to designate the entity prior to the Merger.)

       1.58 Mutual. "Mutual" shall mean Mutual Savings Bank, a mutual savings bank chartered under Chapter 214 of the Wisconsin Statutes, and shall include any successor savings bank pursuant to the Restructuring.

       1.59 Mutual Closing Certificate. "Mutual Closing Certificate" shall mean the Closing Certificate of Mutual and Merger Corp. in substantially the form of Exhibit 5 attached to this Agreement.

       1.60 Mutual Counsel Opinion. "Mutual Counsel Opinion" shall mean the opinion of Quarles & Brady LLP in substantially the form of Exhibit 6 attached to this Agreement.

       1.61 Mutual Disclosure Schedule. "Mutual Disclosure Schedule" shall mean the disclosure schedule, dated the date of this Agreement, delivered by Mutual to First Northern contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

       1.62 Mutual Existing Contracts. "Mutual Existing Contracts" shall mean those Contracts which are listed pursuant to Section 5.15 of this Agreement on the Mutual Disclosure Schedule.

       1.63 Mutual Existing Litigation. "Mutual Existing Litigation" shall mean all pending or, to the Knowledge of Mutual, threatened claims, suits, audit inquiries, charges, workers compensation claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against Mutual or any Mutual Subsidiary, or affecting any assets or the business of Mutual or any Mutual Subsidiary, all of which are listed and briefly described on the Mutual Disclosure Schedule.

       1.64 Mutual Real Estate. "Mutual Real Estate" shall mean the parcels of real property identified in the legal descriptions set forth in the First Northern Disclosure Schedule.

       1.65 NASDAQ/NMS. "NASDAQ/NMS" shall mean the National Association of Securities Dealers Automated Quotations National Market System.

       1.66 OTS. "OTS" shall mean the Office of Thrift Supervision, Department of the Treasury, or any successor agency.

       1.67 Permits. "Permits" shall mean all licenses, permits, approvals, franchises, qualifications, permissions, agreements, orders and governmental authorizations required for the conduct of the business of the relevant Person.

       1.68 Permitted Liens. "Permitted Liens" shall mean those First Northern or Mutual Existing Liens which are expressly noted as Permitted Liens on a Disclosure Schedule.

       1.69 Person. "Person" shall mean a natural person, corporation, bank, trust, partnership, association, governmental entity, agency or branch or department thereof, or any other legal entity.

       1.70 Proxy Statement. "Proxy Statement" shall mean the proxy statement of First Northern to be filed with the SEC and to be distributed to the First Northern Shareholders in connection with the First Northern Special Meeting and the approval of the Merger by the First Northern Shareholders, which shall also constitute the prospectus of Survivor filed as a part of the Registration Statement.

       1.71 Registration Statement. "Registration Statement" shall mean a registration statement on Form S-4 (or other appropriate form) to be filed under the Securities Act by Survivor in connection with the Merger for purposes of registering any shares of Survivor Common Stock to be issued in the Merger pursuant to this Agreement.

       1.72 Regulatory Approvals. "Regulatory Approvals" shall mean all of the approvals which are conditions precedent to consummating the Merger and the Restructuring, as specified in Section 7.1(c) of this Agreement.

       1.73 Release. "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

       1.74 SAIF. "SAIF" shall mean the Savings Association Insurance Fund of the FDIC.

       1.75 SEC. "SEC" shall mean the United States Securities and Exchange Commission.

       1.76 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

       1.77    Section 180.0622(2)(b). "Section 180.0622(2)(b)" shall mean WBCL
Section 180.0622(2)(b), including judicial interpretations thereof and of former WBCL Section 180.04(6), its predecessor statute.

       1.78 Stock Option Agreement. "Stock Option Agreement" shall mean the Stock Option Agreement, of even date herewith, being entered into by and between First Northern and Mutual concurrently with their execution and delivery of this Agreement.

       1.79 Subsidiary. "Subsidiary" shall mean any corporation, financial institution, joint venture, partnership, limited liability company, trust or other business entity: (i) 25% or more of any outstanding class of whose voting interests is directly or indirectly owned by the relevant Person, or is held by it with power to vote; (ii) the election of a majority of whose directors, trustees, general partners or comparable governing body is controlled in any manner by the relevant Person; or (iii) with respect to the management or policies of which the relevant Person has the power, directly or indirectly, to exercise a controlling influence. Subsidiary shall include an indirect Subsidiary of the relevant Person which is controlled in any manner specified above through one or more corporations or financial institutions which are themselves Subsidiaries.

       1.80    Survivor. "Survivor" shall have the meaning specified in Section
2.1 of this Agreement. (Survivor is the same corporate entity as Merger Corp., but the term "Survivor" is intended to be used primarily to designate the entity as the surviving corporation in the Merger.)

       1.81 Survivor Common Stock. "Survivor Common Stock" shall mean the Common Stock, $.01 par value, of Survivor after the Merger.

       1.82    WBCL. "WBCL" shall mean the Wisconsin Business Corporation Law.

       1.83 Wisconsin Agency. "Wisconsin Agency" shall mean the Administrator of the Division of Savings Institutions of the Wisconsin Department of Financial Institutions, or any successor agency.

       1.84 Year 2000 Compliant. "Year 2000 Compliant" shall mean, with respect to material hardware and software systems, that such hardware and software is designed to be used prior to, during, and after the calendar Year 2000 A.D., recognize the "leap day" therein, and such hardware and software used during each such time period will accurately receive, provide and process date/time data from, into and between the years 1999 and 2000, and all subsequent years, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other hardware and software, used in combination with the hardware and software of the affected Person, properly exchanges date/time data with the hardware and software of the affected Person.

       1.85 Other Defined Terms. The following additional terms are defined in the specific Section to which they relate:

                 TERM                                     SECTION
                 ----                                     -------
                 Cash Election                            2.8(e)
                 Cash Election Shares                     2.8(f)
                 Cash Fraction                            2.8(f)(ii)(A)
                 Cash Percentage                          2.8(a)(i)
                 Cash Value                               2.8(a)(ii)
                 COBRA                                    3.12(e)
                 Conversion Notice                        2.8(b)
                 Disclosure Schedule Change               3.2(d)
                 Effective Time                           2.3
                 Election Deadline                        2.8(l)
                 Exchange Agent                           2.9(a)
                 Exchange Fund                            2.9(a)
                 Exchange Ratio                           2.8(a)(iii)
                 First Northern Approvals                 4.1
                 First Northern Certificates              2.8(i)
                 First Northern Reports                   4.8
                 Form of Election                         2.8(e)
                 Indemnified Liabilities                  3.5(a)
                 Indemnified Parties                      3.5(a)
                 Initial Mailing Record Date              2.8(i)
                 Letter of Transmittal                    2.9(b)(i)
                 Maximum Cash Number                      2.8(a)(iv)
                 Maximum Stock Number                     2.8(a)(v)
                 Merger Consideration                     2.8(a)(vi)
                 MHC                                      2.14(c)
                 Mixed Election                           2.8(e)
                 Mixed Election Shares                    2.8(f)
                 Mutual Reports                           5.13
                 Non-Election                             2.8(e)
                 Non-Election Shares                      2.8(f)(i)
                 Restructuring                            2.14
                 Representative                           2.8(e)
                 Stock Bank                               2.14(d)
                 Stock Election                           2.8(e)
                 Stock Election Shares                    2.8(f)(i)
                 Stock Fraction                           2.8(g)(ii)(A)
                 Stock Percentage                         2.8(a)(vii)
                 Transitory                               2.14(c)

                                   ARTICLE II
                                   THE MERGER

       2.1 The Merger. This Agreement provides for the merger of First Northern with and into Merger Corp., whereby the stock of First Northern and Merger Corp. outstanding as of the Effective Time will be converted as described herein. As of the Effective Time, First Northern will be merged with and into Merger Corp. which, as the surviving corporation ("Survivor"), shall remain a Wisconsin business corporation and become registered under HOLA as a savings and loan holding company and, in such capacity, shall be governed by the laws of the State of Wisconsin and federal laws applicable to registered savings and loan holding companies and subsidiary holding companies of federal mutual holding companies, including rules and regulations of regulatory authorities thereunder. The separate existence of First Northern shall thereupon cease. The Merger shall be effected pursuant to the provisions of federal Law and the WBCL, and shall have the effects provided in the WBCL.

       2.2    Effect of the Merger.

              (a) At the Effective Time, the effect of the Merger shall be as provided in the WBCL, including the effects described in Sections 2.2(b) and 2.2(c) of this Agreement.

              (b) The corporate identity, existence, purposes, powers, franchises, privileges, assets, properties and rights of both First Northern and Merger Corp. shall be merged into and continued in Survivor, and Survivor shall be fully vested therewith.

              (c) At the Effective Time, Survivor shall succeed to or continue, without other transfer, and shall possess and enjoy, all the rights, privileges, assets, properties, powers and franchises both of a public and a private nature, and shall be subject to all the restrictions, disabilities and duties of First Northern and Merger Corp., and all the rights, privileges, assets, properties, powers and franchises of First Northern or Merger Corp. and all property, real, personal and mixed, tangible or intangible, and all debts due to First Northern or Merger Corp. on whatever account, shall be vested in Survivor; and all rights, privileges, assets, properties, powers and franchises, and all and every other interest shall be thereafter as effectively the property of Survivor as they were of First Northern or Merger Corp.; and the title to or any interest in any real estate vested by deed or otherwise in First Northern or Merger Corp. shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and Liens upon any property of either First Northern or Merger Corp. shall be preserved unimpaired, and all debts, liabilities and duties of First Northern or Merger Corp. shall thenceforth attach to Survivor and may be enforced against Survivor to the same extent as if said debts, liabilities and duties had been incurred or contracted by Survivor.

       2.3 Effective Time. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement. The Merger shall become effective on the date and time specified in Articles of Merger to be filed with the Wisconsin Department of Financial Institutions. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time."

       2.4    Articles and Bylaws of Survivor.

              (a) The Articles of Incorporation of Merger Corp. as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Survivor until amended in accordance with Law. (The parties contemplate amendment of Merger Corp.'s articles of incorporation prior to the Effective Time to, among other things, change its name and authorize additional shares.)

              (b) The Bylaws of Merger Corp. as in effect immediately prior to the Effective Time shall be the Bylaws of Survivor until amended in accordance with Law, except that the name of the corporation identified therein shall be changed to as provided in Section 2.4(a) hereof.

       2.5    Charter and Bylaws of the Bank; Offices of the Bank.

              (a) The Charter and Bylaws of the Bank in force immediately prior to the Effective Time initially shall be the Charter and Bylaws of the Bank immediately following the Effective Time.

              (b) The location of the main office of the Bank immediately prior to the Effective Time initially shall continue as the main office of the Bank immediately following the Effective Time, and the location of each of the Bank's branch offices immediately prior to the Effective Time shall continue as a branch location of the Bank immediately following the Effective Time.

       2.6 Directors and Officers of Survivor. As of the Effective Time, the directors of Survivor shall be: (a) the duly qualified and acting directors of Merger Corp. immediately prior to the Effective Time (who will be the same as the directors of Mutual at such date) plus (b) four additional directors who shall have been directors of First Northern prior to the Effective Time and who shall be designated in writing by Mutual to First Northern at least five business days prior to the Effective Time. The officers of Merger Corp. immediately prior to the Effective Time shall be the officers of Survivor, in all cases to hold office as provided in the Bylaws of Survivor. The directors of Survivor shall promptly thereafter take the actions described in Section 3.11(b) hereof to elect additional officers.

       2.7 Capital Stock of Merger Corp. At the Effective Time, each share of common stock of Merger Corp. then issued and outstanding, without any action on the part of the holder thereof, shall remain an issued and outstanding share of Survivor Common Stock.

       2.8    Conversion of First Northern Common Stock.

              (a)   Definitions. As used in this Agreement:

                    (i)   "Cash Percentage" shall mean that percentage equal to:
(A) 100%; minus (B) the Stock Percentage.

                    (ii)  "Cash Value" shall mean $15.00.

                    (iii) "Exchange Ratio" shall mean 1.5.

                    (iv)  "Maximum Cash Number" shall mean that number equal to:

                          (A) (1) the Cash Percentage; multiplied by (2) the
number of shares of First Northern Common Stock issued and outstanding immediately prior to the Effective Time; minus

                          (B) the number of shares of First Northern Common
Stock to be exchanged for Fraction Payments.

                    (v) "Maximum Stock Number" shall mean that number equal to: (A) the Stock Percentage; multiplied by (B) the number of shares of First Northern Common Stock issued and outstanding immediately prior to the Effective Time.

                    (vi) "Merger Consideration" shall mean the shares of Survivor Common Stock issuable pursuant to this Section 2.8 of this Agreement and cash payable pursuant to this Section 2.8 of this Agreement.

                    (vii) "Stock Percentage" shall mean that percentage selected by Mutual in the Conversion Notice which shall be (at the option of Mutual) any percentage between and including 40% and 70%.

              (b) Conversion Notice. At least three business days prior to the Closing Date, Mutual shall send a notice to First Northern (the "Conversion Notice") which specifies Mutual's election as to the amounts of the Cash Percentage and the Stock Percentage. The parties shall then proceed to close the transactions described in this Agreement on the basis of such election identified in the Conversion Notice.

              (c) Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Corp., First Northern, Mutual or the holders of First Northern Common Stock, each share of First Northern Common Stock issued and outstanding at the Effective Time (except for treasury stock which shall be canceled as described in Section 2.8(m) of this Agreement) shall be converted into and become the right to receive:

                    (i)   cash in the amount of the Cash Value; or

                    (ii) that number of shares of Survivor Common Stock equal to the Exchange Ratio; or

                    (iii) a combination of cash and shares of Survivor Common Stock determined in accordance with the provisions of this Section 2.8 of this Agreement.

              (d) Maximum Numbers. The number of shares of First Northern Common Stock to be converted into the right to receive Survivor Common Stock in the Merger shall equal the Maximum Stock Number. The number of shares of First Northern Common Stock to be converted into the right to receive cash in the Merger shall equal the Maximum Cash Number. Notwithstanding any other provisions of this Agreement, at least 40% of the number of shares of First Northern Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into whole shares of Survivor Common Stock.

              (e) Elections. Subject to the allocation and election procedures set forth in this Section 2.8 of this Agreement, each record holder immediately prior to the Effective Time of shares of First Northern Common Stock will be entitled in respect to all of the shares of First Northern Common Stock owned by such holder: (i) to elect to receive cash for such shares (a "Cash Election");
(ii) to elect to receive Survivor Common Stock for such shares (a "Stock Election"); (iii) to indicate that such record holder has no preference as to the receipt of cash or Survivor Common Stock for such shares (a "Non-Election"); or (iv) as to First Northern Shareholders holding not less than 170 shares of First Northern Common Stock, to elect to receive a combination of cash and Survivor Common Stock, with the percentage of such shares of First Northern Common Stock equal to the lesser of (x) the Stock Percentage and (y) 50% converted into Survivor Common Stock and the balance converted into cash (a "Mixed Election"). All such elections shall be made on a form designed by Mutual, which is reasonably satisfactory to First Northern, for that purpose (a "Form of Election"). Holders of record of shares of First Northern Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of First Northern Common Stock held by each Representative for a particular beneficial owner. Shareholders who are not Representatives must make a single election for all shares of First Northern Common Stock held by them.

              (f) Cash Elections in Excess of Maximum Cash Number. If the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") together with the portion of shares to be converted into cash pursuant to Mixed Elections exceeds the Maximum Cash Number:

                    (i) each share of First Northern Common Stock covered by a Stock Election (the "Stock Election Shares") and each share of First Northern Common Stock covered by a Non-Election (the "Non-Election Shares") shall be converted into the right to receive a number of shares of Survivor Common Stock equal to the Exchange Ratio, and each share of First Northern Common Stock covered by a Mixed Election (the "Mixed Election Shares") shall be converted as provided in the Mixed Election; and

                    (ii) each Cash Election Share shall be converted into the right to receive:

                          (A) an amount in cash, without interest, equal to: (1)
the Cash Value; multiplied by (2) a fraction (the "Cash Fraction"), the numerator of which shall be the difference between (I) the Maximum Cash Number and (II) the product of the number of Mixed Election Shares times the Cash Percentage and the denominator of which shall be the total number of Cash Election Shares; and

                          (B) a number of shares of Survivor Common Stock equal
to: (1) the Exchange Ratio; multiplied by (2) a fraction equal to one minus the Cash Fraction.

                          (C) Notwithstanding the foregoing provisions, to avoid
the ongoing expense of very small shareholder accounts, prior to the Effective Time, Mutual and First Northern may agree that, notwithstanding the foregoing proration, the shares of First Northern Common Stock of any First Northern Shareholder who has made a Cash Election and who as a result of the foregoing proration would otherwise receive fewer than 25 (or such smaller number as may be agreed upon by Mutual and First Northern) shares of Survivor Common Stock shall have their First Northern Common Stock converted solely into cash. In that event, the proportions of cash and Survivor Common Stock to be received by other First Northern Shareholders who have made a Cash Election shall be appropriately adjusted to reflect a pro rata allocation of remaining available cash and Survivor Common Stock among such other First Northern Shareholders.

              (g) Stock Elections in Excess of Maximum Stock Number. If the aggregate number of Stock Election Shares, together with the portion of shares to be converted into shares of Survivor Common Stock pursuant to Mixed Elections exceeds the Maximum Stock Number:

                    (i) each Cash Election Share and each Non-Election Share shall be converted into the right to receive cash in the amount of the Cash Value, and each Mixed Election Share shall be converted as provided in the Mixed Election; and

                    (ii) each Stock Election Share shall be converted into the right to receive:

                          (A) a number of shares of Survivor Common Stock equal
to: (1) the Exchange Ratio; multiplied by (2) a fraction (the "Stock Fraction"), the numerator of which shall be the difference between (I) the Maximum Stock Number and (II) the product of the number of Mixed Election Shares times the Stock Percentage and the denominator of which shall be the total number of Stock Election Shares, and

                          (B) an amount in cash, without interest, equal to: (1)
the Cash Value; multiplied by (2) a fraction equal to one minus the Stock Fraction.

              (h) Other. In the event that neither Section 2.8(f) or 2.8(g) of this Agreement is applicable: (i) each Cash Election Share shall be converted into the right to receive cash in the amount of the Cash Value; (ii) each Stock Election Share shall be converted into the right to receive a number of shares of Survivor Common Stock equal to the Exchange Ratio; and (iii) each Non-Election Share shall be converted into the right to receive shares of Survivor Common Stock and the right to receive cash on a proportionate basis so that the total number of shares of First Northern Common Stock converted into the right to receive shares of Survivor Common Stock and cash, respectively, approximate the Maximum Stock Number and the Maximum Cash Number, respectively, as closely as possible.

              (i) Initial Mailing. Mutual and First Northern will mail a Form of Election to all holders of record of shares of First Northern Common Stock as of a date mutually agreed to by First Northern and Mutual (the "Initial Mailing Record Date") which shall be approximately 45 calendar days prior to the anticipated Effective Time. Elections shall be made by holders of First Northern Common Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of First Northern Common Stock ("First Northern Certificates") as to which the election is being made (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery). Mutual will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Mutual (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Mutual nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.8 of this Agreement and all such computations shall be conclusive and binding on the holders of First Northern Common Stock absent manifest error in any such computation.

              (j) Nonsubmittal. For the purposes hereof, a holder of First Northern Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Mutual or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the Person making such purported Cash Election or Stock Election shall, for all purposes hereof, be deemed to have made a Non-Election.

              (k) Subsequent Mailings. Mutual and First Northern shall each use its reasonable best efforts to promptly mail the Form of Election to all Persons who become holders of First Northern Common Stock during the period between the Initial Mailing Record Date and 10:00 a.m. New York time, on the date ten calendar days prior to the anticipated Effective Time and to make the Form of Election available to all Persons who become holders of First Northern Common Stock subsequent to such day and no later than the close of business on the third business day prior to the Effective Time.

              (l) Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the third business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections will be irrevocable.

              (m) Treasury Stock. Any shares of First Northern Common Stock that are owned by First Northern or any First Northern Subsidiary, except in a fiduciary capacity, at the Effective Time shall be canceled and retired and cease to exist and no cash or shares of Survivor Common Stock shall be issued or delivered in exchange therefor.

              (n) Adjustment. In the event that, prior to the Effective Time, there is a reclassification, stock split or stock dividend with respect to outstanding Survivor Common Stock or outstanding First Northern Common Stock, an appropriate and proportionate adjustment, if any, shall be made to any or one or more of the Cash Value or the Exchange Ratio.

       2.9    Exchange of First Northern Certificates.

              (a) Exchange Agent. As of the Effective Time, Survivor shall deposit, or shall cause to be deposited, with a bank or trust company designated by Survivor and reasonably acceptable to First Northern (the "Exchange Agent"), for the benefit of the holders of shares of First Northern Common Stock, for exchange in accordance with this Article II of this Agreement through the Exchange Agent: (i) certificates representing the aggregate number of shares of Survivor Common Stock issuable pursuant to Section 2.8 of this Agreement; and
(ii) cash representing the aggregate amount of cash payable pursuant to Section
2.8 of this Agreement; (such certificates for shares of Survivor Common Stock, together with any dividends or distributions with respect thereto, such cash and any Fraction Payment, being hereinafter referred to as the "Exchange Fund").

              (b)   Exchange Procedures.

                    (i) At or promptly after the Effective Time, Survivor shall cause the Exchange Agent to mail to each holder of record of a First Northern Certificate which immediately prior to the Effective Time of Merger represented outstanding shares of First Northern Common Stock and which was not submitted to the Exchange Agent with a duly executed and completed Form of Election: (A) a letter of transmittal ("Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the First Northern Certificates shall pass, only upon delivery of the First Northern Certificates to the Exchange

Agent and which shall be in such form and have such other customary provisions as Survivor may reasonably specify and which are reasonably acceptable to First Northern; and (B) instructions to effect the surrender of the First Northern Certificates in exchange for cash or shares of Survivor Common Stock, or both, as described in this Agreement.

                    (ii) Upon surrender of a First Northern Certificate for cancellation to the Exchange Agent together with either a Form of Election or a Letter of Transmittal, in each case duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such First Northern Certificate shall be entitled to receive, and Survivor shall cause the Exchange Agent to promptly deliver in exchange therefor after the Effective Time: (A) a certificate representing that number of whole shares of Survivor Common Stock to which such holder is entitled to receive in respect of such First Northern Certificate pursuant to Section 2.8 of this Agreement; and (B) a check representing the cash that such holder is entitled to receive in respect of such First Northern Certificate pursuant to Section 2.8 of this Agreement; and (C) a check for any Fraction Payment. The First Northern Certificate so surrendered shall forthwith be canceled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Survivor Common Stock to be issued and minimize the Fraction Payments.

                    (iii) In the event of a transfer of ownership of shares of First Northern Common Stock which is not registered in the transfer records of First Northern, a certificate representing the proper number of shares of Survivor Common Stock, a check for the proper amount of cash that such holder is entitled to receive in respect of such First Northern Certificate pursuant to
Section 2.8 of this Agreement and any Fraction Payment, shall be delivered to the transferee if the First Northern Certificate which represented such shares of First Northern Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                    (iv) No interest will be paid or accrued on the cash and shares of Survivor Common Stock to be issued pursuant to this Agreement, the cash in lieu of fractional shares, if any, and unpaid dividends and distributions on the shares of Survivor Common Stock, if any, payable to First Northern Shareholders.

                    (v) If any First Northern Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such First Northern Certificate to be lost, stolen or destroyed and, if required by Survivor in its reasonable discretion, the posting by such Person of a bond in such reasonable amount as Survivor may direct as indemnity against any claim that may be made against it with respect to such First Northern Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed First Northern Certificate, a certificate representing the proper number of shares of Survivor Common Stock and a check for the cash, in each case that such First Northern Shareholder has the right to receive pursuant to Section 2.8 of this Agreement, and the Fraction Payment, if any, with respect to the shares of First Northern Common Stock formerly represented thereby, and unpaid dividends and distributions on the shares of Survivor Common Stock, if any, as provided in this Article II of this Agreement.

                    (vi) Until surrendered as contemplated by this Section 2.9 of this Agreement, each First Northern Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender only the cash or shares of Survivor Common Stock, or both, and any Fraction Payment.

              (c) Distributions with Respect to Unexchanged Shares. If any Survivor Common Stock is issued pursuant to the Merger, no dividends or other distributions declared or made after the Effective Time with respect to Survivor Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered First Northern Certificate with respect to the shares of Survivor Common Stock represented thereby, and no Fraction Payment shall be paid to any such holder, until the holder of such First Northern Certificate has surrendered such First Northern Certificate to the Exchange Agent. Subject to the effect of any applicable Law, following the surrender of any such First Northern Certificate, there shall be paid to the holder of the surrendered First Northern Certificate, without interest: (i) promptly, any Fraction Payment to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time of Merger theretofore paid with respect to such whole shares of Survivor Common Stock; and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Survivor Common Stock.

              (d) No Further Rights in First Northern Common Stock. All shares of Survivor Common Stock issued and cash paid upon conversion of the First Northern Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the First Northern Common Stock.

              (e) No Fractional Shares. No fractional shares of Survivor Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one First Northern Certificate at the Effective Time shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional interest by the Cash Value. Promptly after the determination of the amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Survivor and Survivor shall deliver such amounts to such holders subject to and in accordance with the terms of Section 2.9(c) of this Agreement.

              (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Survivor. Any interest and other income resulting from such investments shall be paid to Survivor. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, then Survivor shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

              (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the First Northern Shareholders after twelve
(12) months after the Effective Time shall be delivered to Survivor, upon demand, and any First Northern Shareholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to Survivor for payment of their claim for cash or shares of Survivor Common Stock, or both, any cash in lieu of fractional share interests and any dividends or distributions with respect thereto.

              (h) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any First Northern Shareholder for any shares of First Northern Common Stock or Survivor Common Stock (or dividends or distributions with respect thereto) or cash delivered in accordance with applicable Law to a public official pursuant to any abandoned property, escheat or similar Law.

              (i) Withholding Rights. Survivor shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any First Northern Shareholder such amounts as Survivor is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Survivor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the First Northern Shareholder in respect of which such deduction and withholding was made by Survivor.

              (j) Uncertificated Shares. Notwithstanding any other provision of this Agreement, the Form of Election and the Letter of Transmittal may, at the option of Survivor, provide for the ability of a holder of one or more First Northern Certificates to elect that Survivor Common Stock to be received in exchange for the First Northern Common Stock formerly represented by such surrendered First Northern Certificates be issued in uncertificated form.

              (k) Stock Transfer Books. At the Effective Time, the stock transfer books of First Northern shall be closed and there shall be no further registration of transfers of shares of First Northern Common Stock thereafter on the records of First Northern. From and after the Effective Time, the holders of First Northern Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of First Northern Common Stock except as otherwise provided in this Agreement or by Law.

       2.10 Reorganization. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code to the extent that shares of First Northern Common Stock are exchanged for shares of Survivor Common Stock as described in this Agreement. No party shall voluntarily take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code.

       2.11 No Dissenting Shares. The parties acknowledge that under the WBCL, the First Northern Shareholders are not entitled to dissent from the Merger and are not entitled to require appraisal of their First Northern Common Stock.

       2.12   Meeting of First Northern Shareholders.

              (a) First Northern will promptly take all steps necessary to cause the First Northern Meeting to be duly called, noticed, and held as soon as practicable for the purpose of voting to approve this Agreement, the Stock Option Agreement (if required), the Merger and all matters related thereto. First Northern will use its best efforts to secure the required approval of its Shareholders.

              (b) Merger Corp. and First Northern will prepare and file with the SEC the Registration Statement and the Proxy Statement, respectively, as soon as reasonably practicable after the date of this Agreement. Merger Corp., Mutual and First Northern shall use reasonable best efforts to cause the Proxy Statement to be cleared for mailing, and the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. First Northern will cause to be mailed to its Shareholders a notice of the Meeting and the Proxy Statement as soon as practicable thereafter. Merger Corp., Mutual and First Northern shall also take such action as may be reasonably required to cause any shares of Survivor Common Stock issuable pursuant to the Merger to be registered or to obtain an exemption from registration or qualification under applicable state "blue sky" or securities Laws; provided, however, that Merger Corp. shall not be required to qualify as a foreign corporation or to file any general consent to service of process under the Laws of any jurisdiction. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement and the Registration Statement.

              (c) The Proxy Statement shall include the recommendation of the Board of Directors of First Northern in favor of the Merger; provided, however, that if the Board of Directors of First Northern shall, in good faith and after receiving the written opinion of its legal counsel, determine that to make such a recommendation would be a violation of its fiduciary obligations under applicable Law, then the Board of Directors of First Northern shall not be obligated to make any such recommendation.

       2.13 Liquidation Account and Sub-Accounts. The liquidation account and sub-account balances of the Bank shall be continued for the benefit of certain account holders of the Bank who maintain their accounts in the Bank in the event of a complete liquidation of the Bank. The liquidation account balance shall be subject to downward adjustment to the extent of any downward adjustment to any sub-account balance in accordance with Section 563b.3(f) of the regulations of the OTS. A distribution of each sub-account balance may be made only in the event of a complete liquidation of the Bank and only out of funds available for such purpose after payment of all creditors but before any payments to stockholders.

       2.14 Restructuring. In connection with the Merger, Mutual and First Northern will conduct a series of transactions, as set forth below (the "Restructuring"):

              (a) Mutual will convert from a state-chartered savings bank to a federal savings bank.

              (b) Bank will convert from a state-chartered savings and loan association to a federal savings bank.

              (c) Mutual will form a mutual holding company ("MHC"). MHC will also form a transitory federal stock savings bank ("Transitory"). Mutual will contribute the shares of Merger Corp. to MHC. MHC would thereupon own all of the stock of both Merger Corp. and Transitory.

              (d) Mutual will convert to a federal stock savings bank ("Stock Bank"). Mutual's depositors would receive deposit accounts in Stock Bank with the same terms and conditions as their deposit accounts in Mutual.

              (e) Transitory would merge into Stock Bank in a transaction in which MHC would receive all of the stock of Stock Bank.

              (f) MHC would transfer the stock of Stock Bank to Merger Corp. so that Merger Corp. would hold all of the stock of Stock Bank, and MHC would initially own 100% of the shares of common stock of Merger Corp. The former depositors of Mutual would hold all of the liquidation and voting interest in MHC, for so long as, and to the extent, they continue to maintain their deposits with Stock Bank.

              (g) Simultaneously with the Merger, Survivor would issue shares of its stock to the public and the Survivor Employee Benefit Plans for cash, at the price to purchasers of $10.00 per share.

              (h) As a result of the Merger, Survivor will be the sole stockholder of Bank.

       Therefore, as a result of the Restructuring and the Merger, Bank and Stock Bank would become "sister" corporations owned by Survivor. MHC would own at least 51% of the stock of Survivor, and the new public shareholders, the former shareholders of First Northern and Survivor Employee Benefit Plans would together own 49% or less of the stock of Survivor.

       The amount of Survivor Common Stock to be offered to the public would be determined so that the total of Survivor Common Stock issued to First Northern Shareholders, new investors and reserved for options or the other compensation programs for directors and employees of Survivor and its Subsidiaries would constitute less than 50% of the total Survivor Common Stock, and the balance would be owned by MHC.

       The Restructuring is subject to certain regulatory approvals. After the Restructuring is effected, Mutual agrees that it will assume and timely discharge any and all obligations, covenants and agreements of First Northern under this Agreement which are to be performed or discharged after the Effective Time, but which have not been fully performed or discharged as of the time the Restructuring is effected. Mutual agrees, however, that it will not alter the structure of the Restructuring as described herein if it would: (i) alter, change or reduce the amount of the consideration to be paid to holders of First Northern Common Stock or the manner or basis upon which such exchange is made;
(ii) have an adverse federal or state income tax consequence to First Northern, or any of the shareholders of First Northern; (iii) have an adverse effect on the shareholders of First Northern Common Stock; or (iv) would be likely to delay or jeopardize receipt of the Regulatory Approvals or satisfaction of any of the conditions to the Merger set forth in Article VII.

       2.15 Anti-Dilution Provisions. In the event that between the date of this Agreement and the Effective Time the issued and outstanding shares of First Northern Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction, or in the event the number of authorized and unissued shares of First Northern Common Stock subject to issuance upon the exercise of outstanding First Northern Stock Options shall have changed between the date of this Agreement and the Effective Time as the result of the granting of additional First Northern Stock Options, then the per share merger consideration shall be adjusted appropriately, so long as the aggregate consideration remains the same.

       2.16 Alternative Structure. Notwithstanding anything in this Agreement to the contrary, Mutual may specify (subject to First Northern's approval, which shall not be unreasonably withheld) that any of its or MHC's direct or indirect subsidiaries, and First Northern and any of its direct or indirect subsidiaries shall enter into transactions other than those described in this Article II, in order to effect the purposes of this Agreement, and Mutual and First Northern shall take all action necessary and appropriate to effect, or cause to be affected, such transactions; provided, however, that (i) other than a change in structure required by a regulatory agency having jurisdiction over the transactions contemplated by this Agreement, no such specification shall materially and adversely affect the timing of the consummation of the transactions contemplated herein; or (ii) no such specifications shall materially and adversely affect the tax effect or economic benefits of the Merger to the holders of First Northern Common Stock or to Mutual's members or the fundamental structure of the mid-tier holding company in the Restructuring. Such alternative structure may include substitution of a federally chartered holding company for Merger Corp., if required by relevant regulators.


                                   ARTICLE III
                                OTHER AGREEMENTS

       3.1 Confidentiality; Access. The Confidentiality Agreement shall remain in full force and effect, except that numbered paragraph 4 thereof ("Other Discussions") shall be superceded by this Agreement and of no further force and effect. Upon reasonable notice, each of First Northern and Mutual shall afford to the other's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all of its and its Subsidiaries' properties, books, contracts, commitments and records; provided that First Northern and Mutual shall have the right to redact any information from such materials which relates to assessments, analyses or discussions of a possible Acquisition engaged in by it prior to the date of this Agreement, or which, relates to matters or issues concerning its evaluation of the Merger or its obligations under this Agreement, or that would impair its Board of Directors' ability to discharge its fiduciary duties.

       3.2    Disclosure Schedules.

              (a) Contemporaneously with the execution and delivery of this Agreement, First Northern is delivering to Mutual the First Northern Disclosure Schedule, which is accompanied by a certificate signed by the Chief Executive Officer and Secretary of First Northern stating that the First Northern Disclosure Schedule is being delivered pursuant to this Agreement and is the First Northern Disclosure Schedule referred to in this Agreement. The First Northern Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of First Northern contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the First Northern Disclosure Schedule.

              (b) Contemporaneously with the execution and delivery of this Agreement, Mutual is delivering to First Northern the Mutual Disclosure Schedule, which is accompanied by a certificate signed by the Chief Executive Officer and Secretary of Mutual stating that the Mutual Disclosure Schedule is being delivered pursuant to this Agreement and is the Mutual Disclosure Schedule referred to in this Agreement. The Mutual Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of Mutual contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Mutual Disclosure Schedule.

              (c) All capitalized terms used in the Disclosure Schedules shall have the definitions specified in this Agreement. All descriptions or listings of documents contained in the Disclosure Schedules are qualified in their entirety by reference to the documents so described, true copies of which heretofore have been delivered or made available to the other. Except as expressly stated to the contrary in the Disclosure Schedules, disclosure of a matter or document in a Disclosure Schedule shall not be deemed to be an acknowledgment that such matter is material or outside the ordinary course of business of the disclosing party. Disclosure of any matter or event in any of the schedules included in Disclosure Schedule shall be deemed disclosure for purposes of any and all other schedules included therein without the need of specific cross reference or duplication, provided, however, that disclosure of an agreement or other document in a listing of agreements or documents without any summary or description of the substance thereof shall be deemed disclosure only for purposes of the schedule in which such agreement or other document is listed.

              (d) Updates. Prior to the Closing Date, each party shall, to the extent a matter required to be reported occurs, update its Disclosure Schedule on a monthly basis by written notice to the other to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule. If requested by the recipient within 14 calendar days after receipt by it of an update to the other's Disclosure Schedule, the party providing the update shall meet and discuss with the recipient any update to the Disclosure Schedule which, in the reasonable judgment of the recipient, has or may reasonably be expected to have a Material Adverse Effect on the disclosing party or which may in any manner be materially adverse to the recipient (a "Disclosure Schedule Change").

       3.3 Duties Concerning Representations. Each party to this Agreement shall: (a) to the extent within its control, use best efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time; and (b) use best efforts to cause all of the conditions precedent set forth in Article VII of this Agreement to be satisfied. Neither party shall take any action, nor agree to commit to take any action, which would or reasonably can be expected to: (i) adversely affect the ability of either Mutual or First Northern to obtain the Regulatory Approvals; (ii) adversely affect a party's ability to perform its covenants or agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

       3.4 Deliveries of Information; Consultation. From time to time prior to the Effective Time, and subject to the limitations on access rights under
Section 3.1 of this Agreement and to the Confidentiality Agreement:

              (a) Deliveries. First Northern and Mutual shall furnish promptly to the other: (i) a copy of each significant report, schedule and other document filed by or received by it or its Subsidiaries pursuant to the requirements of federal or state securities or financial institution Laws or any other applicable Laws promptly after such documents are available; (ii) its consolidated monthly financial statements (as prepared in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by its, or its Subsidiaries', Boards of Directors, or any committee thereof; and (iv) all other significant information concerning its and its Subsidiaries' business, properties and personnel as the other may reasonably request.

              (b) Consultation. Representatives of First Northern and Mutual shall confer and consult with one another on a regular and frequent basis to report on operational matters and the general status of First Northern's and Mutual's ongoing business operations.

              (c) Regulatory Matters. Representatives of First Northern and Mutual shall discuss with one another any matters directly affecting them in which any state or federal regulator of First Northern or Mutual or any of their Subsidiaries, is involved.

              (d) Litigation. Each party to this Agreement shall provide prompt notice to the other party of any litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation.

       3.5    Directors' and Officers' Indemnification and Insurance.

              (a) Survivor's Indemnification. From and after the Effective Time, Survivor shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of First Northern or any First Northern Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of Survivor (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation which is based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Northern or any First Northern Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time, but only if filed, initiated, asserted or claimed prior to, or at or within five years after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the full extent First Northern would have been permitted under the WBCL and First Northern's Articles of Incorporation and Bylaws (as amended and in effect as of the date of this Agreement) to indemnify such person, and Survivor shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by Law upon receipt of any affirmation and undertaking required by
Section 180.0853 of the WBCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether brought before or within five years after the Effective Time): (x) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Survivor;
(y) after the Effective Time, Survivor shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (z) after the Effective Time, Survivor will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Survivor shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Survivor (but the failure so to notify Survivor shall not relieve it from any liability which it may have under this
Section 3.5 except to the extent such failure materially prejudices such party), and shall deliver to Survivor the affirmation and undertaking, if any, required by Section 180.0853 of the WBCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

              (b) Director and Officer Insurance. Survivor shall use reasonable efforts to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of Survivor, for itself or as part of an affiliated group with MHC, to the extent that the same is economically practicable. Such insurance shall cover directors and officers of the Bank to the same extent as it covers directors and officers of other subsidiaries of Survivor or MHC.

              (c) Parties Benefitted. The provisions of this Section 3.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and shall survive the Effective Time and any merger, consolidation or reorganization of Survivor, including the Restructuring.

       3.6 Letters of Accountants. First Northern shall use its best efforts to cause to be delivered to Mutual a letter of Wipfli Ullrich Bertelson LLP, First Northern's independent auditors, dated a date within three business days before the date on which the Registration Statement is declared effective, and addressed to Mutual, in form and substance reasonably satisfactory to Mutual and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement. Mutual shall use its best efforts to cause to be delivered to First Northern a letter of Ernst & Young LLP, Mutual's independent auditors, dated a date within three business days before the date on which the Registration Statement is declared effective, and addressed to Mutual and First Northern, in form and substance reasonably satisfactory to Mutual and First Northern and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

       3.7 Legal Conditions to Merger. Each party to this Agreement will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with the Regulatory Approvals and furnishing all information required in connection therewith); (b) promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon any of them in connection with the Merger; and
(c) take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

       3.8 Stock Listings. First Northern shall use its best efforts to maintain the listing of First Northern Common Stock on the NASDAQ/NMS through the Effective Time. It is the intention of the parties that by taking this action First Northern Shareholders will not be entitled to any dissenters' or appraisal rights under applicable Law as a result of the Merger and the transactions contemplated by this Agreement.

       3.9 Announcements. Subject to each party's disclosure obligations imposed by Law, First Northern and Mutual will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public Announcement or statement with respect thereto prior to consultation with the other party.

       3.10 Best Efforts. Subject to the terms and conditions of this Agreement and subject to the fiduciary duties of the Board of Directors of each party, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement.

       3.11   Employee And Managerial Matters.

              (a) Employees. The Bank will continue to employ substantially all present employees who are employed without employment contracts as employees at will, subject to the determinations of Bank management and the Bank's and Survivor's boards of directors.

              (b) Survivor Executive Officers. Promptly after the Effective Time, the Survivor Board of Directors shall meet to elect additional executive officers of Survivor so that at least 40% of the Survivor executive officers are executive officers of First Northern prior to the Effective Time. Such individuals shall be designated by Mutual prior to the time the Proxy Statement is mailed to First Northern Shareholders.

              (c) First Northern Replacement Employment Agreements. The Bank shall, with respect to each of the First Northern Executives who is a party to a First Northern Existing Employment Agreement, use its best efforts to cause them to enter into a First Northern Replacement Employment Agreement; provided, however, that the First Northern Existing Employment Agreement of the chief executive officer of First Northern shall be retained subject to the provisions of Section 7.2(h) hereof.

              (d) Bank Officers and Directors. As of the Effective Time, the directors and executive officers of the Bank shall continue to be those persons serving in such capacities prior to the Effective Time. Promptly thereafter, the chief executive officer of Mutual shall be elected as an additional director of the Bank. In addition, promptly thereafter, the chief executive officer of First Northern shall be elected as an additional director of the Stock Bank.



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



       3.12   Employee Benefit Matters.

              (a) First Northern Stock Option Plans. Prior to the Effective Time, First Northern shall take any and all actions necessary so that, effective as of the Effective Time, the First Northern Stock Option Plans will be terminated, there shall be no outstanding stock options of First Northern (other than the Stock Option Agreement), and any and all shares reserved for issuance in connection with the exercise of options granted under any such First Northern Stock Option Plan (including those reserved for issuance upon the exercise of First Northern Stock Options granted prior to, and outstanding as of, the Effective Time) shall be free of all restrictions associated with such reservation and shall constitute authorized and unissued shares of First Northern Common Stock; provided, however, that any and all shares subject to First Northern Stock Options that are exercised prior to the Effective Time shall not be deemed to constitute authorized and unissued shares of First Northern Common Stock.

              (b) First Northern 401(k) Plan. The First Northern 401(k) Retirement Plan shall continue, except to the extent inconsistent with Law, after the Merger for employees of Bank until such time as it is combined with, or replaced by, a retirement or similar benefit plan covering employees of all Affiliates of MHC. For purposes of determining eligibility to participate and vesting under the Survivor's 401(k) plan or a 401(k) plan covering employees of all Affiliates of MHC, service with First Northern or an Affiliate of First Northern shall be treated as service with MHC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

              (c) Health and Welfare Benefits. After the Merger, Survivor shall continue, except to the extent not consistent with Law, the Bank's health and welfare benefit plans, programs, insurance and policies, until such time as they are replaced by programs or benefits common to all employees of Affiliates of MHC; provided, however, no coverage of any of the Bank's continuing employees or their dependents shall terminate under any of the Bank's health and welfare benefit plans, programs, insurance and policies prior to the time such employees and dependents become eligible to participate in the programs and benefits common to substantially all employees of Affiliates of MHC and their dependents.

              (d) Replacement. With respect to each employee and health and welfare benefit plan or program that replaces a First Northern Existing Plan, for purposes of determining eligibility to participate and vesting, service with First Northern or an Affiliate of First Northern shall be treated as service with Survivor; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. No pre-existing condition limitations will apply to any of the Bank's employees or their dependents who were participants in the First Northern Existing Plans comparable to the plan in question at the Closing Date. Each of the Bank's continuing employees and their dependents shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been in accordance with the terms and conditions of the corresponding First Northern Existing Plan.

              (e) COBRA. Until the Effective Time, First Northern shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") with respect to each First Northern qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time. Survivor shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each First Northern qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each First Northern qualified beneficiary who incurs a qualifying event before the Effective Time.

       3.13 Conformance to Reserve Policies. First Northern shall cause the Bank to establish such additional accruals and reserves as may be necessary, in the reasonable judgment of Mutual, to conform the Bank's general valuation allowances to Mutual's asset classification policy, as well as to reflect the costs and expenses of First Northern with respect to the Merger and the other transactions contemplated by this Agreement; provided, however, that First Northern shall not be required to cause the Bank to take any such action until the Regulatory Approvals have been received, shareholders have approved this Agreement and the Merger at the meeting specified in Section 2.12 of this Agreement and First Northern is reasonably satisfied that the Merger will be consummated. First Northern's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose nor shall any condition set forth in Section 7.2 of this Agreement be considered unsatisfied as a consequence of any modification or changes undertaken by the Bank, after notice to and non-objection by Mutual, in order for First Northern to comply with the requirements of this Section 3.13.

       3.14 Conduct of Mutual's Business and Authorization, Reservation and Listing of Common Stock. Mutual will maintain its corporate existence in good standing and conduct its business so as to be able to consummate the transactions contemplated by the Agreement. Mutual shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations, warranties, covenants or agreements contained or referred to herein or which would or would be reasonably likely to cause Mutual not to be able to satisfy any condition set forth in Sections 7.1 or 7.3 of this Agreement, give prompt written notice thereof to First Northern and use its best efforts to prevent or promptly remedy the same. By appropriate resolution, the Board of Directors of Survivor shall, prior to the Effective Time, authorize and reserve the required number of shares of Survivor Common Stock to be issued pursuant to this Agreement. Survivor also shall use all reasonable efforts to cause the shares of Survivor Common Stock to be issued pursuant to this Agreement to be approved for listing on the NASDAQ/NMS subject to official notice of issuance, prior to the Effective Time.

         3.15 Affiliates. Not later than 10 calendar days after the date of the First Northern Meeting, First Northern shall deliver to Mutual a letter identifying, to the best of First Northern's Knowledge, all Persons who were Affiliates at the date of the First Northern Meeting. First Northern shall furnish such information and documents as Mutual may reasonably request for the purposes of reviewing such list. First Northern shall advise the Affiliates of the resale restrictions imposed by applicable securities Laws and shall use reasonable best efforts to obtain from the Affiliates an executed Affiliate Letter for delivery to Mutual prior to or at the Closing.


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF FIRST NORTHERN

         First Northern hereby represents and warrants to Mutual and Merger Corp. that:

         4.1      Organization and Qualification; Subsidiaries.

                  (a) First Northern is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin, and is a registered savings and loan holding company under HOLA. The Bank is a Wisconsin capital stock savings and loan association duly organized, validly existing and in good standing under the Laws of the state of Wisconsin. The deposits of the Bank are insured by the SAIF of the FDIC as permitted by federal Law, and the Bank has paid all premiums and assessments required thereunder. The Bank is a member in good standing of the FHLB of Chicago. Each of the other First Northern Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of First Northern and the First Northern Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("First Northern Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the OTS, the FDIC and the Wisconsin Agency, except where a failure to be so organized, existing and in good standing or to have such power, authority and First Northern Approvals would not, individually or in the aggregate, have a Material Adverse Effect on First Northern, and neither First Northern nor any First Northern Subsidiary has received any notice of proceedings relating to the revocation or modification of any First Northern Approvals.

                  (b) First Northern and each First Northern Subsidiary is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties it owns, leases or operates or the nature of the activities it conducts make such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on First Northern.

                  (c) A true and complete list of all Subsidiaries of First Northern (the "First Northern Subsidiaries"), together with (i) First Northern's direct or indirect percentage ownership of each First Northern Subsidiary; (ii) the jurisdiction in which the First Northern Subsidiaries are incorporated; and (iii) a description of the principal business activities conducted by each First Northern Subsidiary, is set forth in the First Northern Disclosure Schedule. Except as set forth in the First Northern Disclosure Schedule, First Northern and/or one or more of the First Northern Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the First Northern Subsidiaries. Except for the Subsidiaries identified in the First Northern Disclosure Schedule, First Northern does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

         4.2 Articles of Incorporation and Bylaws. First Northern heretofore has furnished to Mutual a complete and correct copy of the Articles of Incorporation and Bylaws, as amended or restated, of First Northern and of each First Northern Subsidiary. Such Articles of Incorporation and Bylaws are in full force and effect. Neither First Northern nor any First Northern Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         4.3 Capitalization. The authorized capital stock of First Northern consists of 30,000,000 shares of First Northern Common Stock and 10,000,000 shares of cumulative preferred stock, par value $1.00 per share. As of February 15, 2000, (a)8,586,308 shares of First Northern Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b), and not issued in violation of any preemptive right of any First Northern Shareholder,
(b) 548,427 shares of First Northern Common Stock are held in the treasury of First Northern, (c) 755,900 shares of First Northern Common Stock are subject to issuance pursuant to outstanding First Northern Stock Options, and (d) 753,000 shares of First Northern Common Stock are reserved for future issuance pursuant to the First Northern Stock Option Plans, and there has been no change in such amounts thereafter except for changes resulting from the exercise or termination after such date, if any, of First Northern Stock Options included in (c) above. As of the date of this Agreement, no shares of First Northern's preferred stock are issued and outstanding. Except as set forth in clauses (c) and (d) above, as of the date of this Agreement First Northern has not granted any options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of First Northern or any First Northern Subsidiary or obligating First Northern or any First Northern Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, First Northern or any First Northern Subsidiary. All shares of First Northern Common Stock subject to issuance as described in the foregoing, upon issue on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, except as otherwise provided in Section 180.0622(2)(b), and will not be issued in violation of any preemptive right of any First Northern Shareholder. Except as described in the First Northern Disclosure Schedule, there are no obligations, contingent or otherwise, of First Northern or any First Northern Subsidiary to repurchase, redeem or otherwise acquire any shares of First Northern Common Stock or the capital stock of any First Northern Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any First Northern Subsidiary or any other entity. Each of the outstanding shares of capital stock of each First Northern Subsidiary is duly authorized, validly issued, fully paid and nonassessable, except, where applicable, as provided in
Section 180.0622(2)(b), and such shares owned by First Northern or another First Northern Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of First Northern's voting rights, charges or other encumbrances of any nature whatsoever.

         4.4 Authorization: Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by First Northern are within the corporate power of First Northern, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of First Northern; and (b) upon the approval of the First Northern Shareholders and receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by First Northern or the Bank will be, when executed and delivered by First Northern and the Bank, the valid and binding obligations of First Northern and the Bank, enforceable against each of them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         4.5 No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by First Northern do not and will not conflict with or result in a breach of any Law, the Articles of Incorporation or Bylaws of First Northern, or the Articles of Incorporation or Bylaws of the Bank or any other First Northern Subsidiary, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any First Northern Existing Contract or any First Northern Permit, or the creation of any Lien upon any of the properties or assets of First Northern or any First Northern Subsidiary, in each case which would have a Material Adverse Effect on First Northern.

         4.6 Title to Assets; Leases. Except for the First Northern Existing Liens, the Permitted Liens on the Closing Date, Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, First Northern owns good and marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens. There is not, under any leases pursuant to which First Northern or any of the First Northern Subsidiaries leases from others real or personal property, any default by First Northern, any First Northern Subsidiary or, to the best of First Northern's Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default in each case which would have a Material Adverse Effect on First Northern.

         4.7 Litigation. Except for the First Northern Existing Litigation: (a) neither First Northern nor any First Northern Subsidiary is subject to any material continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of First Northern, any continuing material investigation by, any federal or state savings and loan or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of First Northern, proposed or threatened, against or relating to First Northern or any First Northern Subsidiary, nor to the Knowledge of First Northern is there any basis known for any such material action; (c) there are no actions, suits or proceedings pending or, to the knowledge of First Northern, proposed or threatened, against First Northern by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to First Northern or any First Northern Subsidiary as a result of an examination by any regulatory authority.

         4.8 Securities and Banking Reports; Books and Records.

             (a) Since January 1, 1997, First Northern and the Bank have filed all reports, registration statements, definitive proxy statements and prospectuses, together with any amendments required to be made with respect thereto, that were and are required to be filed under the Securities Act, Exchange Act or any other Law with: (i) the SEC; (ii) the OTS; (iii) the FHLB of Chicago; (iv) the FDIC; (v) the Wisconsin Agency; and (vi) any other applicable state securities or savings and loan authorities (all such reports, statements and prospectuses are collectively referred to herein as the "First Northern Reports"). When filed, each of the First Northern Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

             (b) Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of First Northern included in the First Northern Reports filed with the SEC have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements as permitted by SEC Form 10-Q) and each fairly presents the consolidated financial condition of First Northern as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

                  (c) The minute books of First Northern and the First Northern Subsidiaries contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The share transfer books of First Northern are correct, complete and current in all respects. The accounting books and records of First Northern:
(i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of First Northern.

         4.9 Absence of Certain Changes. Except as set forth in the First Northern Disclosure Schedule, since December 31, 1999 there has not been any:

                  (a) change in the financial condition, properties, business or results of operations of First Northern or any First Northern Subsidiary having a Material Adverse Effect on First Northern;

                  (b) damage, destruction or loss (whether or not covered by insurance) with respect to any assets of First Northern or any First Northern Subsidiary having a Material Adverse Effect on First Northern;

                  (c) transactions by First Northern or any First Northern Subsidiary outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement;

                  (d) except for regular quarterly cash dividends of $0.11 per share on First Northern Common Stock with usual record and payment dates, declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of First Northern or any direct or indirect redemption, purchase or other acquisition of any such stock by First Northern;

                  (e) allocations to the accounts of any directors, officers or employees of First Northern or of any First Northern Subsidiary pursuant to any of the First Northern Existing Plans other than in the normal course and in accordance with the terms of the First Northern Existing Plans (none of which have been amended or established subsequent to December 31, 1999);

                  (f) contribution to, increase in, or establishment of any Employee Benefit Plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), or any other increase in the compensation payable or to become payable to any officers, directors or key employees of First Northern or any First Northern Subsidiary other than in the normal course and in accordance with the terms of the First Northern Existing Plans (none of which have been amended or established subsequent to December 31, 1999); or

              (g) change in the method of accounting or accounting practices of First Northern or any First Northern Subsidiary.

         4.10 Buildings and Equipment. Except as set forth in the First Northern Disclosure Schedule: (a) the Buildings and the Equipment of First Northern and the First Northern Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted; (b) are adequately insured for the nature of First Northern's business with the self-insured retentions specified on the First Northern Disclosure Schedule; (c) such assets and their use conform in all material respects to applicable Laws; and (d) no notice of any violation of any building, zoning or other Law relating to such assets or their use has been received by First Northern or any First Northern Subsidiary.

         4.11 First Northern Existing Contracts. The First Northern Disclosure Schedule lists and briefly describes each Material Contract (the "First Northern Existing Contracts") to which First Northern or a First Northern Subsidiary is a party or by which its assets are bound. First Northern and each First Northern Subsidiary has fully performed each term, covenant and condition of each First Northern Existing Contract which is to be performed by it at or before the date hereof, except where such non-performance would not have a Material Adverse Effect on First Northern.

         4.12 Investment Securities. Except as set forth on the First Northern Disclosure Schedule, First Northern and the First Northern Subsidiaries do not own, and does not have any right or obligation to acquire, any Investment Securities.

         4.13 Contingent and Undisclosed Liabilities. First Northern and the First Northern Subsidiaries have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the First Northern Reports or in the First Northern Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since December 31, 1999 and are not required to be disclosed in the First Northern Reports or pursuant to this Agreement or the First Northern Disclosure Schedule.

         4.14 Insurance Policies. All real and personal property owned or leased by First Northern or any First Northern Subsidiary has been and is being insured against, and First Northern or the respective First Northern Subsidiary maintains liability insurance against, such insurable risks and in such amounts as set forth in the First Northern Disclosure Schedule. Such Insurance Policies constitute all insurance coverage owned by First Northern or any First Northern Subsidiary and are in full force and effect and First Northern or any First Northern Subsidiary has not received notice of and is not otherwise aware of any cancellation or threat of cancellation of such insurance. Except as described in the First Northern Disclosure Schedule, no property damage, personal injury or liability claims have been made, or are pending, against First Northern or any First Northern Subsidiary that are not covered by insurance. Within the past two
(2) years, no insurance company has canceled any insurance (of any type) maintained by First Northern or any First Northern Subsidiary. Neither First Northern nor any First Northern Subsidiary has any liability for unpaid premiums or premium adjustments for any insurance policy. To the Knowledge of First Northern, the cost of any insurance currently maintained by First Northern or any First Northern Subsidiary will not increase significantly upon renewal other than increases consistent with the general upward trend in the cost of obtaining insurance.

         4.15     Employee Benefit Plans.

                  (a) Except for the First Northern Existing Plans, First Northern does not maintain, nor is it bound by, any Employee Benefit Plan. First Northern has furnished Mutual with a complete and accurate copy of each First Northern Existing Plan and a complete and accurate copy of each material document prepared in connection with each such First Northern Existing Plan, including, without limitation and where applicable, a copy of (i) each trust or other funding arrangement, (ii) the most recent summary plan description and all summaries of material modifications applicable thereto, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter, and (v) the most recently prepared actuarial report and financial statement.

                  (b) Except as indicated on the First Northern Disclosure Schedule, no member of First Northern's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the two years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. Except as indicated on the First Northern Disclosure Schedule, none of the First Northern Existing Plans or First Northern Existing Contracts obligates First Northern or any First Northern Subsidiary to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under
Section 280G of the Code. Except as indicated on the First Northern Disclosure Schedule, none of the First Northern Existing Plans or First Northern Existing Contracts provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of First Northern or any First Northern Subsidiary. Each of the First Northern Existing Plans is subject only to the Laws of the United States or a political subdivision thereof.

                  (c) Each First Northern Existing Plan has always been operated in material compliance with the requirements of all applicable Law, and all persons who participate in the operation of such First Northern Existing Plans and all First Northern Existing Plan "fiduciaries" (within the meaning of
Section 3(21) of ERISA) have always acted in material compliance with the provisions of all applicable Law. First Northern and all of the First Northern Subsidiaries have performed in all material respects all obligations required to be performed by any of them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any First Northern Existing Plan. No legal action, suit or claim is pending or, to the knowledge of First Northern, threatened with respect to any First Northern Existing Plan (other than claims for benefits in the ordinary course) and no fact or event exists to the knowledge of First Northern that could give rise to any such action, suit or claim.

                  (d) Except as set forth on the First Northern Disclosure Schedule, each First Northern Existing Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and to the Knowledge of First Northern no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such First Northern Existing Plan. No trust maintained or contributed to by First Northern or any First Northern Subsidiary is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

                  (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any First Northern Existing Plan. First Northern and each of the First Northern Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and no fact or event exists that could give rise to any such liability.

                  (f) All contributions, premiums or payments required to be made with respect to any First Northern Existing Plan have been made on or before their due dates. There is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the First Northern Existing Plans and no reportable event, as defined in ERISA, has occurred in connection with the First Northern Existing Plans. First Northern and the First Northern Subsidiaries are not contributing to, and have not contributed to any multi-employer plan, as defined in ERISA.

                  (g) No representation and warranty set forth in this Section
4.15 shall be deemed to be breached unless such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Northern.

         4.16 No Violation of Law. Except as set forth in the First Northern Disclosure Schedule, neither First Northern, any First Northern Subsidiary nor any of the assets of First Northern or the First Northern Subsidiaries materially violate or conflict with any Law, any First Northern Permits, or any decree, judgment or order, or any zoning, building line restriction, planning, use or other similar restriction, in each case which would have a Material Adverse Effect on First Northern.

         4.17 Brokers. Except for fees to Keefe, Bruyette & Woods, Inc., First Northern's financial advisor, neither First Northern nor any First Northern Subsidiary has incurred any brokers', finders', financial advisor or any similar fee in connection with the transactions contemplated by this Agreement. The First Northern Disclosure Schedule contains a list of all fees to be paid to such advisor in connection with the transactions contemplated by this Agreement.

         4.18     Taxes.

                  (a) Except as disclosed in the First Northern Disclosure Schedule and except as may arise as a result of the transactions contemplated by this Agreement: First Northern and the First Northern Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on First Northern; First Northern and the First Northern Subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the First Northern Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against First Northern or any First Northern Subsidiary and to the Knowledge of First Northern there is no basis in fact for the assessment of any tax or penalty tax against First Northern or any First Northern Subsidiary.

                  (b) As of the date of this Agreement, except as disclosed in the First Northern Disclosure Schedule, there are no fiscal years of First Northern currently under examination by the IRS or the Wisconsin Department of Revenue, and none of the open years has been examined by the IRS or the Wisconsin Department of Revenue. First Northern and the First Northern Subsidiaries have not consented to any extension of the statute of limitation with respect to any open tax returns.

                  (c) There are no tax Liens upon any property or assets of First Northern or any First Northern Subsidiary except for Liens for current taxes not yet due and payable.

                  (d) As soon as practicable after the date of this Agreement, First Northern and the First Northern Subsidiaries will deliver to Mutual correct and complete copies of all tax returns and reports of First Northern filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of First Northern, no such examination or audit is planned.

                  (e) Except where the failure to withhold, pay or file would not have a Material Adverse Effect on First Northern, First Northern and the First Northern Subsidiaries have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

         4.19 Real Estate. The First Northern Real Estate: (a) constitutes all real property and improvements (or interest therein, including without limitation easements, licenses or similar arrangements authorizing First Northern or a First Northern Subsidiary to place, maintain, operate and/or use an automated teller machine or similar device on real property of a third-party) leased or owned by First Northern or any First Northern Subsidiary; (b) other than with respect to First Northern or any First Northern Subsidiary as lessee, is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) except for violations that would not have a Material Adverse Effect on First Northern, is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by First Northern or any First Northern Subsidiary, in the peaceful possession of First Northern or any First Northern Subsidiary; (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings of First Northern and the First Northern Subsidiaries and the First Northern Real Estate; (h) except as disclosed in the First Northern Disclosure Schedule, to the Knowledge of First Northern, is not located in an area designated as a flood plain or wetland; (i) is not subject to any outstanding special assessment; (j) is not subject to any zoning, ordinance, decrees or other Laws which would materially restrict or prohibit Mutual from continuing the operations presently conducted thereon by First Northern or any First Northern Subsidiary; (k) is not subject to any interest of any Person under an easement, contract, option or mineral rights or other agreements which would have a Material Adverse Effect on First Northern; (l) is not subject to any presently pending condemnation proceedings, nor to First Northern's Knowledge, are such proceedings threatened against the First Northern Real Estate.

         4.20 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by First Northern or any First Northern Subsidiary, except for the Regulatory Approvals and except for consent the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on First Northern.

         4.21 No Pending Acquisitions. Except for this Agreement, First Northern is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition on the date of this Agreement.

         4.22 Labor Matters.

              (a) Except as disclosed on the First Northern Disclosure Schedule (or in an updated First Northern Disclosure Schedule with respect to vacations in (iii) below), there is no present or former employee of First Northern or any First Northern Subsidiary who has any claim against any of such entities (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period;
(ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the First Northern Reports.

                  (b) There are no pending and unresolved claims by any Person against First Northern or any First Northern Subsidiary arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of First Northern, threatened, nor has First Northern or any First Northern Subsidiary, since January 1, 1995, experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of First Northern or any First Northern Subsidiary or which did, may or would interfere with the continued operation of First Northern or any First Northern Subsidiary.

                  (c) Neither First Northern nor any First Northern Subsidiary is a party to any collective bargaining agreement. There is not now pending or, to the Knowledge of First Northern, threatened, any charge or complaint against First Northern or any First Northern Subsidiary by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process, or to First Northern's Knowledge contemplated, and no petitions have been filed for union organization or representation of employees of First Northern or any First Northern Subsidiary, and First Northern and the First Northern Subsidiaries have not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

         4.23 Indebtedness. Except for the First Northern Existing Indebtedness, First Northern has no Indebtedness.

         4.24 Permits. The Permits described on the Disclosure Schedule constitute all Permits which First Northern and the First Northern Subsidiaries currently have and need for the conduct of their respective businesses as currently conducted, except for such Permits the failure of which to have would not have a Material Adverse Effect on First Northern.

         4.25 Disclosure. No statement of fact by First Northern contained in this Agreement, the First Northern Disclosure Schedule, or any other document furnished or to be furnished by First Northern contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         4.26 Information Supplied. None of the information supplied or to be supplied by First Northern for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the First Northern Shareholders and at the time(s) of the First Northern Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

         4.27 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of First Northern Common Stock is the only vote of the holders of any class or series of capital stock or other securities of First Northern necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

         4.28 Opinion of Financial Advisor. First Northern has received the opinion of Keefe, Bruyette & Woods, Inc. as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the First Northern Shareholders is fair to the First Northern Shareholders from a financial point of view.

         4.29     Environmental Protection.

                  (a) Except as set forth in the First Northern Disclosure Schedule, First Northern and the First Northern Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that First Northern is not in compliance with applicable Environmental Laws.

                  (b) Except as set forth in the First Northern Disclosure Schedule, First Northern and the First Northern Subsidiaries have obtained all Environmental Permits, and all such Environmental Permits are in good standing and First Northern and the First Northern Subsidiaries are in material compliance with all terms and conditions of their Environmental Permits.

                  (c) Except as set forth in the First Northern Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of First Northern, threatened against First Northern, any First Northern Subsidiary or against any Person whose liability for any Environmental Claim First Northern or any First Northern Subsidiary has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which First Northern or any First Northern Subsidiary owns, leases or manages.

                  (d) Except as set forth in the First Northern Disclosure Schedule, there have been no Releases of any Hazardous Material by First Northern or by any Person on real property owned (including REO properties of the Bank), used, leased or operated by First Northern or any of the First Northern Subsidiaries.

                  (e) No real property at any time owned (including REO properties of the Bank), operated, used or controlled by First Northern or any First Northern Subsidiary is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and, except as described in the First Northern Disclosure Schedule, First Northern has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

                  (f) Except as set forth in the First Northern Disclosure Schedule, to the Knowledge of First Northern, no off-site location at which First Northern or any First Northern Subsidiary has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither First Northern nor any First Northern Subsidiary has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

         4.30 Year 2000 Compliant. All of the material computer hardware and software systems of, or used by, First Northern and the First Northern Subsidiaries (including, without limitation, those related to their facilities, equipment, quality control activities, accounting and bookkeeping records and record keeping activities) are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not have a Material Adverse Effect on First Northern.


                                    ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF MUTUAL AND MERGER CORP.

         Mutual and Merger Corp. hereby jointly and severally represent and warrant to First Northern that:

         5.1      Organization and Capitalization; Business.

                  (a) Mutual is a mutual savings bank duly organized, validly existing and in good standing under Chapter 214 of the Wisconsin Statutes. The deposits of Mutual are insured by the SAIF of the FDIC as permitted by federal Law, and Mutual has paid all premiums and assessments required thereunder. Mutual is a member in good standing of the FHLB of Chicago.

                  (b) Mutual has full corporate power and authority and those Permits necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

                  (c) Merger Corp. is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin. Prior to the date of this Agreement, Merger Corp. engaged in no business other than matters necessary to the organization and incorporation of Merger Corp. and to authorize Merger Corp. to enter into, execute and deliver this Agreement. The authorized capital stock of Merger Corp. consists of 9,000 shares of common stock, $.01 par value per share. As of the date of this Agreement, 100 shares of Merger Corp.'s common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, and non-assessable, except as otherwise provided by Section 180.0622(2)(b), and are owned by Mutual.

                  (d) Prior to Closing, the Articles of Incorporation of Merger Corp. will be changed so that the authorized capital stock of Survivor may include shares of preferred stock,

$.01 par value, and will include at least a sufficient number of shares of Survivor Common Stock to permit the Merger and the Restructuring. Upon completion of the Restructuring, not less than 51% of shares of Survivor Common Stock will be owned by MHC. All the outstanding shares of Survivor Common Stock, and all shares of Survivor Common Stock to be issued in the Merger, will be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b).

                  (e) Copies of the Articles of Incorporation and Bylaws of Mutual and of Merger Corp. have been delivered to First Northern. Such copies are complete and correct copies of such documents, and are in full force and effect. Neither Mutual nor Merger Corp. are in violation of any of the provisions of their Articles of Incorporation or Bylaws.

         5.2 Authorization; Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. are within the corporate power of Mutual or Merger Corp., as the case may be, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of Mutual and, where required, by the Board of Directors and sole shareholder of Merger Corp.; and (b) upon receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action on the part of both Mutual and Merger Corp. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. will be, when executed and delivered by Mutual or Merger Corp., as the case may be, the valid and binding obligations of Mutual or Merger Corp., as the case may be, enforceable against Mutual or Merger Corp., as the case may be, in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         5.3 No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Mutual or Merger Corp. do not and will not conflict with or result in a breach of any Law or the Articles of Incorporation or Bylaws of Mutual or Merger Corp. or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract of Mutual or Merger Corp. or any Permit held by or the creation of any Lien upon any of the properties or assets of Mutual or Merger Corp.

         5.4 Litigation. Except for the Mutual Existing Litigation: (a) neither Mutual nor any Mutual Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of Mutual, any continuing material investigation by, any federal or state savings and loan or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Mutual, proposed or threatened, against or relating to Mutual or any Mutual Subsidiary, nor is to the Knowledge of Mutual is there any basis for any such material action; (c) there are no actions, suits or proceedings pending or, to the Knowledge of Mutual, proposed or threatened, against Mutual by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Mutual or any Mutual Subsidiary as a result of an examination by any regulatory authority.

         5.5 Brokers. Except for fees to Ryan, Beck & Co. and RP Financial, L.L.C., Mutual's marketing and financial advisors, neither Mutual nor Merger Corp. has incurred any brokers', finders', financial advisor or any similar fee in connection with the transactions contemplated by this Agreement. The Mutual Disclosure Schedule contains a list of all agreements with such advisors, copies of which have been provided to First Northern.

         5.6 Governmental Approvals. Other than the Regulatory Approvals, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Mutual or Merger Corp.

         5.7 Disclosure. No statement of fact by Mutual contained in this Agreement, the Omaha Disclosure Schedule or any other document furnished or to be furnished by Mutual contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         5.8 Information Supplied. None of the information supplied or to be supplied by Mutual for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the First Northern Shareholders and at the time(s) of the First Northern Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.9 Opinion of Financial Advisor. Mutual has received the opinion of RP Financial, L.L.C., as of the date of this Agreement, to the effect that the consideration to be paid in the Merger by Mutual is fair to Mutual and its members from a financial point of view.

         5.10 Cash Payment. Mutual has sufficient funds or has financing arranged as part of the Restructuring to pay the cash payment required under
Section 2.8 of this Agreement and such payment will not cause Mutual or Survivor to fail to meet any regulatory capital requirements to which it is subject.

         5.11 Compliance with Laws. Mutual is in compliance in all material respects with all applicable Laws.

         5.12 Consummation. Mutual has no reason to believe that it will be unable to obtain the Regulatory Approvals.

         5.13     Banking Reports; Books and Records.

                  (a) Since January 1, 1997, Mutual has filed all reports, together with any amendments required to be made with respect thereto, that were and are required to be filed under any Law with: (i) the OTS; (ii) the FHLB of Chicago; (iii) the FDIC; (iv) the Wisconsin Agency; and (v) any other applicable state securities or savings bank authorities (all such reports and other documents are collectively referred to herein as the "Mutual Reports"). When filed, each of the Mutual Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

                  (b) Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of Mutual included in the Mutual Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements) and each fairly presents the consolidated financial condition of Mutual as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

                  (c) The minute books of Mutual and the Mutual Subsidiaries contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The accounting books and records of Mutual: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and
(iii) have recorded therein all the properties and assets and liabilities of Mutual.

         5.14 Absence of Certain Changes. Except as set forth in the Mutual Disclosure Schedule, since December 31, 1998 there has not been any:

                  (a) change in the financial condition, properties, business or results of operations of Mutual or any Mutual Subsidiary having a Material Adverse Effect on Mutual;

                  (b) damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Mutual or any Mutual Subsidiary having a Material Adverse Effect on Mutual;

                  (c) transactions by Mutual or any Mutual Subsidiary outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement; or

                  (d) change in the method of accounting or accounting practices of Mutual or any Mutual Subsidiary.

          5.15 Mutual Existing Contracts. The Mutual Disclosure Schedule lists and briefly describes each Material Contract (the "Mutual Existing Contracts") to which Mutual or a Mutual Subsidiary is a party or by which its assets are bound. Mutual and each Mutual Subsidiary has fully performed each term, covenant and condition of each Mutual Existing Contract which is to be performed by it at or before the date hereof, except where such non-performance would not have a Material Adverse Effect on Mutual.

         5.16 Contingent and Undisclosed Liabilities. Mutual and the Mutual Subsidiaries have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the Mutual Reports or in the Mutual Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since December 31, 1998 and are not required to be disclosed in the Mutual Reports or pursuant to this Agreement or the Mutual Disclosure Schedule.

         5.17     Taxes.

                  (a) Except as disclosed in the Mutual Disclosure Schedule and except as may arise as a result of the transactions contemplated by this
Agreement: Mutual and the Mutual Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on Mutual; Mutual and the Mutual Subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the Mutual Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against Mutual or any Mutual Subsidiary and to the Knowledge of Mutual there is no basis in fact for the assessment of any tax or penalty tax against Mutual or any Mutual Subsidiary.

                  (b) As of the date of this Agreement, except as disclosed in the Mutual Disclosure Schedule, there are no fiscal years of Mutual currently under examination by the IRS or the Wisconsin Department of Revenue, and none of the open years has been examined by the IRS or the Wisconsin Department of Revenue. Mutual and the Mutual Subsidiaries have not consented to any extension of the statute of limitation with respect to any open tax returns.

                  (c) There are no tax Liens upon any property or assets of Mutual or any Mutual Subsidiary except for Liens for current taxes not yet due and payable.

                  (d) As soon as practicable after the date of this Agreement, Mutual and the Mutual Subsidiaries will deliver to First Northern correct and complete copies of all tax returns and reports of Mutual filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of Mutual, no such examination or audit is planned.

                  (e) Except where the failure to withhold, pay or file would not have a Material Adverse Effect on Mutual, Mutual and the Mutual Subsidiaries have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

         5.18 Real Estate. The Mutual Real Estate: (a) constitutes all real property and improvements (or interest therein, including without limitation easements, licenses or similar arrangements authorizing Mutual or a Mutual Subsidiary to place, maintain, operate and/or use an automated teller machine or similar device on real property of a third-party) leased or owned by Mutual or any Mutual Subsidiary; (b) other than with respect to Mutual or any Mutual Subsidiary as lessee, is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by Mutual or any Mutual Subsidiary, in the peaceful possession of Mutual or any Mutual Subsidiary; (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings of Mutual and the Mutual Subsidiaries and the Mutual Real Estate; (h) except as disclosed in the Mutual Disclosure Schedule, to the Knowledge of Mutual, is not located in an area designated as a flood plain or wetland; (i) is not subject to any outstanding special assessment; (j) is not subject to any zoning, ordinance, decrees or other Laws which would materially restrict or prohibit Mutual from continuing the operations presently conducted thereon by Mutual or any Mutual Subsidiary; (k) is not subject to any interest of any Person under an easement, contract, option or mineral rights or other agreements which would have a Material Adverse Effect on Mutual; (l) is not subject to any presently pending condemnation proceedings, nor to Mutual's Knowledge, are such proceedings threatened against the Mutual Real Estate.

         5.19 No Pending Acquisitions. Except for this Agreement, Mutual is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition on the date of this Agreement.

         5.20     Environmental Protection.

                  (a) Except as set forth in the Mutual Disclosure Schedule, Mutual and the Mutual Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that Mutual is not in compliance with applicable Environmental Laws.

                  (b) Except as set forth in the Mutual Disclosure Schedule, Mutual and the Mutual Subsidiaries have obtained all Environmental Permits and all such Environmental Permits are in good standing and Mutual and the Mutual Subsidiaries are in material compliance with all terms and conditions of their Environmental Permits.

                  (c) Except as set forth in the Mutual Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of Mutual, threatened against Mutual, any Mutual Subsidiary or against any Person whose liability for any Environmental Claim Mutual or any Mutual Subsidiary has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which Mutual or any Mutual Subsidiary owns, leases or manages.

                  (d) Except as set forth in the Mutual Disclosure Schedule, there have been no Releases of any Hazardous Material by Mutual or by any Person on real property owned (including REO properties of Mutual), used, leased or operated by Mutual or any of the Mutual Subsidiaries.

                  (e) No real property at any time owned (including REO properties of Mutual), operated, used or controlled by Mutual or any Mutual Subsidiary is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and, except as described in the Mutual Disclosure Schedule, Mutual has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

                  (f) Except as set forth in the Mutual Disclosure Schedule, to the Knowledge of Mutual, no off-site location at which Mutual or any Mutual Subsidiary has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither Mutual nor any Mutual Subsidiary has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

         5.21 Year 2000 Compliant. All of the material computer hardware and software systems of, or used by, Mutual and the Mutual Subsidiaries (including, without limitation, those related to their facilities, equipment, quality control activities, accounting and bookkeeping records and record keeping activities) are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not have a Material Adverse Effect on Mutual.


                                   ARTICLE VI
            CONDUCT OF BUSINESS BY FIRST NORTHERN PENDING THE MERGER

         From and after the date of this Agreement and until the Effective Time, except as required by this Agreement, or as required for the Merger or the Restructuring, without the prior written consent of an executive officer of Mutual, First Northern and the First Northern Subsidiaries shall:

         6.1 Carry on in Regular Course. Diligently carry on their business in the regular course and substantially in the same manner as heretofore conducted and shall not make or institute any unusual or novel methods of lending, investing, purchasing, selling, leasing, managing, accounting or operating.

         6.2 Use of Assets. Use, manage, operate, maintain and repair all of their assets and properties in a normal business manner.

         6.3 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the First Northern Existing Contracts, except where such breach would not have a Material Adverse Effect on First Northern and the First Northern Subsidiaries taken as a whole.

         6.4 Insurance Policies. Use reasonable efforts to maintain all of its Insurance Policies in full force and effect, except as mutually agreed to by First Northern and Mutual.

         6.5 Employment Matters. Not: (a) except as described in the First Northern Disclosure Schedule, grant any increase in the rate of pay of any of their employees that exceeds $10,000 individually or $100,000 in the aggregate;
(b) institute or amend any Employee Benefit Plan, except as expressly contemplated under this Agreement; (c) enter into or modify any written employment arrangement with any Person except as described in Sections 3.11, 7.2 and 7.3; (d) make any discretionary contributions to any of the First Northern Existing Plans; or (e) make any allocation to the account of any participant(s) in any of the First Northern Existing Plans, other than in the normal course and in accordance with the terms of the relevant First Northern Existing Plan or except as expressly contemplated by this Agreement.

         6.6 Contracts and Commitments. Not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with First Northern's normal business practices and not purchase, lease, sell or dispose of any capital asset, except for such capital asset transactions which individually do not involve a dollar amount in excess of $50,000 and which together do not involve an aggregate dollar amount in excess of $100,000.

         6.7 Indebtedness; Investments. Not create, incur, invest in or assume any Indebtedness or Investment Securities not in the usual and ordinary course of business; and not, without the prior written consent of Mutual, incur costs and expenses in connection with the transactions contemplated by this Agreement which materially exceed the estimate set forth in the First Northern Disclosure Schedule pursuant to Section 8.5 of this Agreement.

         6.8 Preservation of Relationships. Use their best efforts to preserve their business organizations intact, to retain the services of their present officers and key employees and to preserve the goodwill of depositors, borrowers and other customers, suppliers, creditors and others having business relationships with First Northern.

         6.9 Compliance with Laws. Comply with all applicable Laws, except for such noncompliances which would not individually or in the aggregate have a Material Adverse Effect on First Northern and the First Northern Subsidiaries taken as a whole.

         6.10 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it as reflected on such returns.

         6.11 Amendments. Not amend First Northern's Articles of Incorporation or Bylaws, or the Articles of Incorporation or Bylaws of the Bank or any other First Northern Subsidiary, except as mutually agreed to by First Northern and Mutual or as required by Law.

         6.12 Issuance of Stock; Dividends; Redemptions. Not: (a) issue any additional shares of stock of any class or grant any warrants, options (including any options pursuant to any First Northern Stock Option Plan) or rights to subscribe for or acquire any additional shares of stock of any class other than the issuance of First Northern Common Stock issuable upon exercise of First Northern Stock Options outstanding as of the date of this Agreement; (b) except as provided below, declare or pay any dividend or make any capital or surplus distributions of any nature, except for First Northern's regular quarterly cash dividends not exceeding $0.11 per share for each outstanding share of First Northern Common Stock; or (c) recapitalize or reclassify any of their capital stock or liquidate in whole or in part.

         6.13 Policy Changes. Not make a material change in any lending, investment, liability, management or other material policies concerning their business or operations, except as required by Law or as required by the Board of Directors of First Northern in the exercise of its fiduciary duties.

         6.14 Acquisition Transactions. Promptly following the execution of this Agreement, First Northern shall take affirmative steps necessary to discontinue, and thereafter not initiate, solicit or knowingly encourage (including by way of furnishing any information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or negotiate with any person in furtherance of such inquires or to obtain an Acquisition Proposal, or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by First Northern or any of the First Northern Subsidiaries to take any such action, and First Northern shall promptly notify Mutual orally, and confirm in writing, subject to disclosure being consistent with the fiduciary duties of the Board of Directors of First Northern, all of the relevant details relating to all inquiries and proposals which First Northern or a First Northern Subsidiary may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.14 shall prohibit the Board of Directors of First Northern from: (a) furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to First Northern and/or the Bank or take any other action if (i) the Board of Directors of First Northern, upon the written opinion of its legal counsel, determines in good faith that such action is required for the Board of Directors of First Northern to comply with its fiduciary duties to shareholders imposed by applicable Laws,
(ii) prior to furnishing such information to such party, First Northern receives from such party an executed confidentiality agreement in reasonably customary form, and (iii) First Northern gives Mutual prior written notice that information will be furnished; or (b) complying with Rules 14d-2 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.


                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO THE MERGER

         7.1 Conditions to Each Parties Obligations to Effect the Merger. The respective obligations of Mutual and First Northern to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following conditions precedent:

                  (a) No Litigation. No suit, action or other proceeding shall be pending or overtly threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and, in either case, where in the reasonable judgment of either Mutual or First Northern, such suit, action or other proceeding, is likely to have a material adverse effect with respect to such party's interest.

                  (b) Approval of First Northern Shareholders. This Agreement and the Merger shall have received the requisite approval and authorization of the First Northern Shareholders.

                  (c) Regulatory Approvals.

                     (i) The Merger, this Agreement, the transactions contemplated hereby, shall have been approved by the OTS, the FDIC, the Wisconsin Agency, and any other governmental entities whose approval is necessary, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired. The Restructuring, except for the step set forth in Section 2.14(b) of this Agreement which shall not be a condition precedent to completion of the Merger, also shall have been approved by the OTS, the FDIC and the Wisconsin Agency, and any other governmental entity whose approval is necessary in order for Mutual to proceed with the Restructuring.

                           (ii) No permission, approval, determination, consent
or waiver received pursuant to Section 7.1(c)(i) of this Agreement shall contain any condition applicable to Mutual which is, in the reasonable judgment of Mutual, materially burdensome upon the conduct of Mutual's business or which would so adversely impact the economic and business benefits of the Merger or the Restructuring to Mutual so as to render it inadvisable to proceed with the Merger or the Restructuring.

                  (d) Restructuring. The Restructuring shall have occurred, except for any part thereof which can occur only simultaneously with or subsequent to the Merger and the step set forth in Section 2.14(b) of the Agreement which shall not be a condition precedent to completion of the Merger. All such events which shall occur simultaneously with the Closing shall occur simultaneously with Closing.

                  (e) Tax Matters. Mutual and First Northern shall have received
(a) an opinion of Quarles & Brady LLP, counsel to Mutual, or a private letter ruling from the Internal Revenue Service, to the effect that (i) the transfer by First Northern of its assets to Merger Corp. pursuant to the Merger and, as described in the definition of the Restructuring, the transfer by MHC of the stock of Stock Bank to Merger Corp. and the issuance of shares of stock of Merger Corp. to the public for cash will be treated for federal income tax purposes as a transaction within the provisions of ss. 351(a) of the Code and
(b) an opinion of Quarles & Brady LLP that the Merger will constitute a reorganization within the meaning of ss. 368(a) of the Code.

                  (f) NASDAQ/NMS. Shares of Survivor Common Stock shall have been approved for quotation on the NASDAQ/NMS.

         7.2 Conditions to Obligation of Mutual. The obligation of Mutual to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

                  (a) Compliance with Agreement. First Northern shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

                  (b) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Mutual, and First Northern shall have made available to Mutual for examination the originals or true and correct copies of all documents Mutual may reasonably request in connection with the transactions contemplated by this Agreement.

                  (c) Representations and Warranties of First Northern. Each of the representations and warranties of First Northern contained in Article IV of this Agreement, after giving effect to any update to the First Northern Disclosure Schedule Change, shall be true and correct, as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on First Northern.

                  (d) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect (irrespective of whether any such condition or fact was disclosed in a First Northern Disclosure Schedule Change) on First Northern.

                  (e) Deliveries at Closing. First Northern shall have delivered to Mutual the following documents, each properly executed and dated the Closing
Date: (i) the First Northern Closing Certificate; and (ii) the First Northern Counsel Opinion.

                  (f) Other Documents. First Northern shall have delivered to Mutual such certificates and documents of officers of First Northern and public officials as shall be reasonably requested by Mutual to establish the existence of First Northern and the due authorization of this Agreement and the transactions contemplated by this Agreement by First Northern.

                  (g) Accountant Letters. Mutual shall have received a copy of each of the following letters from Wipfli Ullrich Bertelson LLP, each of which shall be in form and substance reasonably satisfactory to Mutual and shall contain information concerning the financial condition of First Northern: (i) the letter described in Section 3.6 of this Agreement; (ii) a similar letter dated the Closing Date.

                  (h) First Northern Replacement Employment Agreements. Except with respect to First Northern's chief executive officer and up to two additional First Northern Executives, First Northern shall have delivered to Mutual, with respect to each of the First Northern Executives who have First Northern Existing Employment Agreements in effect on the Closing Date, a First Northern Replacement Employment Agreement in each case dated as of the Closing Date and executed on behalf of the Bank by a duly authorized officer and by the appropriate First Northern Executive. The Chief Executive Officer of First Northern shall have delivered to the Bank and Mutual a waiver, reasonably acceptable in form and substance to Mutual, of the provisions of his First Northern Existing Employment Agreement, which would create severance or other accelerated benefits thereunder as a result of the Merger and the


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



transactions relating thereto, and shall have entered into a non-competition agreement with provisions substantially identical to those of Article III of the First Northern Replacement Employment Agreement.

                  (i) Stock Listing. First Northern Common Stock shall continue to have been listed on the NASDAQ/NMS.

                  (j) First Northern Stock Options. First Northern shall have, prior to the Closing Date and with the written consent (if necessary) of the First Northern Stock Option holder, cashed out each of such holder's First Northern Stock Options without the exercise thereof at a price equal to the difference between the Cash Value and the exercise price of such option. In the event that a holder of a First Northern Stock Option fails to take any action, the holder of such First Northern Stock Option shall be deemed to have agreed to have his or her First Northern Stock Option cashed out in accordance with this subsection 7.2(j). In recognition of the requirement that such options be converted to cash without an ability to elect stock and not be carried forward into the Survivor, to the extent that options are cashed out pursuant to this section 7.2(j), First Northern may provide an additional payment equal to not more than 25% of such difference between the Cash Value and the exercise price of any such option; provided, however, that in no event shall the net total amount of such additional payments, after the expected corporate tax deduction, to all holders of First Northern Stock Options exceed $755,000. In any event, as of the Closing Date there shall be no outstanding First Northern Stock Options other than the Stock Option Agreement.

         7.3 Conditions to Obligation of First Northern. The obligation of First Northern to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

                  (a) Compliance with Agreement. Mutual and Merger Corp. each shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

                  (b) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to First Northern, and Mutual shall have made available to First Northern for examination the originals or true and correct copies of all documents which First Northern may reasonably request in connection with the transactions contemplated by this Agreement.

                  (c) Representations and Warranties of Mutual and Merger Corp. Each of the representations and warranties of Mutual and Merger Corp. contained in Article V of this Agreement, after giving effect to any Mutual Disclosure Schedule Change, shall be true and correct as of the Effective Time with the same force and effect as though made on and as of the

Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on Mutual.

                  (d) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect (irrespective of whether any such condition or fact was disclosed in a Mutual Disclosure Schedule Change) on Mutual.

                  (e) Deliveries at Closing. Mutual shall have delivered to First Northern the following documents, each properly executed and dated the Closing Date: (i) the Mutual Closing Certificate; and (ii) the Mutual Counsel Opinion.

                  (f) Other Documents. Mutual shall have delivered to First Northern such certificates and documents of officers of Mutual and of public officials as shall be reasonably requested by First Northern to establish the existence of Mutual and the due authorization of this Agreement and the transactions contemplated by this Agreement by Mutual.

                  (g) Opinion of Financial Advisor. First Northern shall have received the opinion of Keefe, Bruyette & Woods, Inc. dated the date on which the First Northern Proxy Statement is first mailed to First Northern Shareholders, to the effect that the consideration to be received in the Merger by the First Northern Shareholders is fair to the First Northern Shareholders from a financial point of view and such option shall not have been withdrawn as of the Closing Date.

                  (h) First Northern Replacement Employment Agreements. Pursuant to Section 3.11 of this Agreement, the Bank shall have offered to each of the First Northern Executives who have a First Northern Existing Employment Agreement a First Northern Replacement Employment Agreement, in each case dated as of the Closing Date, except as contemplated by Section 7.2(h).

                  (i) Accountant Letters. First Northern shall have received a copy of each of the following letters from Ernst & Young LLP, each of which shall be in form and substance reasonably satisfactory to First Northern and shall contain information concerning the financial condition of Mutual: (i) the letter described in Section 3.6 of this Agreement; (ii) a similar letter dated the Closing Date.

                  (j) Non-Competition Agreement. The Chief Executive Officer of Mutual shall have entered into a non-competition agreement with Mutual with provisions substantively identical to those of Article III of the First Northern Replacement Employment Agreement, but substituting "Milwaukee County" for "Brown County."



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



                                  ARTICLE VIII
                           TERMINATION; MISCELLANEOUS

         8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the First Northern Shareholders), as follows:

             (a) by mutual written agreement of Mutual and First Northern;

             (b) by Mutual if any of the conditions set forth in Sections
7.1 or 7.2 of this Agreement shall not have been fulfilled by the Closing, or within 30 days after receipt of a First Northern Disclosure Schedule Change indicating a First Northern Material Adverse Effect which cannot be reasonably expected to be cured;

             (c) by First Northern if any of the conditions set forth in Sections 7.1 or 7.3 of this Agreement shall not have been fulfilled by the Closing, or within 30 days after receipt of a Mutual Disclosure Schedule Change indicating a Mutual Material Adverse Effect which cannot be reasonably expected to be cured;

             (d) by either Mutual or First Northern if the Closing has not occurred on or before 11:59 p.m. on January 16, 2001.

             (e) by First Northern, upon five days' prior written notice to Mutual, if, as a result of an Acquisition Proposal by a Person other than Mutual or an Affiliate of Mutual, the Board of Directors of First Northern determines in good faith and upon the written opinion of its legal counsel that its fiduciary duties to shareholders require that such Acquisition Proposal be accepted, but in such case subject to all of Mutual's rights hereunder and under the Stock Option Agreement.

         8.2 Rights on Termination; Waiver. The representations, warranties, covenants, agreements and other obligations of the parties set forth in this Agreement shall terminate upon the termination of this Agreement pursuant to
Section 8.1 hereof, except that the agreements set forth in Section 3.1, and
Article VIII of this Agreement shall survive any such termination indefinitely, and each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Sections 7.1 and 7.2 of this Agreement have not been satisfied, Mutual may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Sections 7.1 and 7.3 of this Agreement have not been satisfied, First Northern may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

         8.3 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, agreements and other obligations of the parties set forth in this Agreement shall terminate at the Effective Time, except the covenants, agreements, and other obligations of the parties which by their terms or nature are contemplated to be performed after the Effective Time shall survive the Effective Time indefinitely.

         8.4 Entire Agreement; Amendment. This Agreement, the Stock Option Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the First Northern Shareholders, except that after such approval no amendment shall be made without the further approval of the First Northern Shareholders if such amendment: (a) reduces the consideration to be received by First Northern Shareholders; or (b) otherwise materially adversely affects the rights of the First Northern Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         8.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. The First Northern Disclosure Schedule and Mutual Disclosure Schedule includes an estimate by First Northern and Mutual, respectively, of all costs and expenses incurred or to be incurred by each in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event Mutual terminates this Agreement pursuant to Section 8.1(b) on account of First Northern having willfully breached one or more of the conditions set forth in Section 7.2(a) or 7.2(c) of this Agreement, or if First Northern terminates this Agreement pursuant to Section 8.1(c) hereof on account of Mutual having willfully breached one or more of the conditions set forth in
Section 7.3(a) or 7.3(c) of this Agreement, then, in addition to any other rights or remedies such party (the "non-breaching party") shall have against the other party (the "breaching party") under this Agreement or at law or in equity, the non-breaching party shall have the right to recover from the breaching party, up to $500,000 in the case of First Northern's expenses and up to $1.4 million in the case of, Mutual's expenses, all reasonable and necessary expenses incurred by the non-breaching party exclusively for the purpose of entering into this Agreement and consummating the transactions contemplated hereby. In addition, Mutual shall be reimbursed for its expenses, as provided above, in addition to its other remedies in the event that First Northern terminates this Agreement pursuant to Section 8.1(e) hereof.

         8.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin.

         8.7 Assignment. This Agreement and the Stock Option Agreement shall not be assigned by operation of law or otherwise, except that each of Mutual and Merger Corp. may assign all or any of its rights hereunder and thereunder to any Affiliate in connection with the Restructuring or as provided in Section 2.16 hereof, provided that no such assignment shall relieve Mutual or Merger Corp. of its obligations hereunder.

         8.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission (receipt electronically confirmed) or two days after deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

IF TO MUTUAL OR MERGER CORP.:           Mutual Savings Bank
                                        Attn:  Michael T. Crowley, Jr.
                                        President and Chief Executive Officer
                                        4949 West Brown Deer Road
                                        Milwaukee, WI  53223
                                        Fax No:  (414) 362-6195

                                        with a copy to:

                                        Quarles & Brady LLP
                                        Attention: James D. Friedman
                                        411 East Wisconsin Avenue
                                        Milwaukee, WI 53202
                                        Fax No: (414) 291-3552

IF TO FIRST NORTHERN:                   First Northern Capital Corp.
                                        Attn: Michael D. Meeuwsen
                                        President and Chief Executive Officer
                                        201 N. Monroe Avenue
                                        Green Bay, WI 54305
                                        Fax No:  (920) 437-1581
                                        with a copy to:

                                        Schiff Hardin & Waite
                                        Attn: Christopher J. Zinski
                                        6600 Sears Tower
                                        Chicago, IL 60606
                                        Fax No.: (312) 258-5600

         8.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         8.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         8.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement. If, however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result which is not materially different.

         8.12 Specific Performance. The parties agree that the assets and business of First Northern as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

         8.13 No Reliance. Except for the parties to this Agreement, any Indemnified Parties under Section 3.5 of this Agreement and any assignees permitted by Section 8.7 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

         8.14 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Survivor with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Merger Corp. or First Northern, the officers of Survivor are fully authorized to take any such action in the name of Merger Corp. or First Northern.

         IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                 MUTUAL SAVINGS BANK

                                 By:       /s/  Michael T. Crowley, Jr.
                                           -------------------------------------
                                           Michael T. Crowley, Jr.
                                           President and Chief Executive Officer

                                 Attest:

                                 /s/  Eugene H. Maurer, Jr.
                                 -----------------------------------------------
                                 Eugene H. Maurer, Jr., Secretary


                                 OV CORP.


                                 By:       /s/  Michael T. Crowley, Jr.
                                           -------------------------------------
                                           Michael T. Crowley, Jr.
                                           President

                                 Attest:


                                 /s/  Eugene H. Maurer, Jr.
                                 -----------------------------------------------
                                 Eugene H. Maurer, Jr., Secretary


                                 FIRST NORTHERN CAPITAL CORP.


                                 By:       /s/  Michael D. Meeuwsen
                                           -------------------------------------
                                           Michael D. Meeuwsen
                                           President and Chief Executive Officer

                                 Attest:


                                 /s/  Marla J. Carr
                                 -----------------------------------------------
                                 Marla J. Carr, Secretary